As Filed with the Securities and Exchange Commission on April 22, 2008 File No.333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ASIAN TRENDS MEDIA HOLDINGS, INC.
(Name of small business issuer in its charter)
Florida	7311	26-1576858
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3rd Floor, Far East Consortium Building

204-206 Nathan Road

Kowloon

Hong Kong

Tel:   011 852-2482-5168

(Address and telephone number of principal executive offices and principal place of business)

Diane J. Harrison, Esq.

Harrison Law, P.A.

6860 Gulfport Blvd. South, #162

South Pasadena, FL 33707

941-723-7564

(Name, address and telephone number of agent for service)

Copies to:

Harrison Law, P.A.

Diane J. Harrison, Esq.

6860 Gulfport Blvd. South No. 162, So. Pasadena, FL 33707

Telephone: 941-723-7564  Facsimile:  941-531-4935

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price[1]	Amount of Registration Fee
Common Stock par value $0.001[2]	1,000,000	$1.00	$1,000,000.00	$39.30
Total	1,000,000	$1.00	$1,000,000.00	$39.30

[1]Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

[2]1,000,000 shares of common stock relate to the Offering by twenty-seven (27) selling security holders.

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The information in this prospectus is not complete and may be changed. The securities offered by this prospectus may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is neither an offer to sell these securities nor a solicitation of an offer to buy these securities in any state where an offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Dated April 22, 2008

ASIAN TRENDS MEDIA HOLDINGS, INC.
The Securities Being Offered by Selling Security Holders of Asian Trends Media Holdings, Inc. Are Shares of Common Stock
Shares offered by Security Holders:	1,000,000

The selling security holders named in this prospectus are offering to sell 1,000,000 shares of Asian Trends Media Holdings, Inc.’s (“Asian Trends”) common stock through this prospectus and are not considered “underwriters” as that term is defined in Section 2(a)(11) of the Securities Act of 1933.  Upon execution of a stock subscription agreement each purchaser specifically acknowledged that he/she was acquiring the shares for their personal investment and not with a view to resale.

Asian Trends’s common stock is presently not traded on any market or securities exchange. Accordingly, the sales price to the public is fixed at $1.00 per share until our offering period ends or until our stock becomes quoted on the OTCBB or other securities exchange and then stock may be sold at prevailing market prices.  The CUSIP number for our common stock is 04519W 105.

Asian Trends is not selling any shares of its common stock in this offering and therefore will not receive any proceeds from this offering. The shares of Asian Trends common stock being offered through this prospectus will be offered by the selling security holders from time to time for a period ending nine months after the date the registration statement has been declared effective by the SEC, or until the date on which we otherwise terminate the offering prior to the expiration of nine months.  The actual number of shares sold will vary depending upon the individual, future decisions of the selling security holders.  None of the proceeds from the sale of stock by the selling security holders will be placed in escrow, trust or similar account.

Our common stock is not currently listed or quoted on any quotation medium and involves a high degree of risk. You should read the "RISK FACTORS" section beginning on page 3 before you decide to purchase any of our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to Public, Offering	$1.00	$1,000,000.00
Underwriting Discounts and Commissions, Offering	-0-	-0-
Proceeds to Asian Trends Media Holdings, Inc.	-0-	-0-

The date of this prospectus is April 22, 2008

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TABLE OF CONTENTS

Part I – Information Required in Prospectus	1
Summary of Prospectus	1
Risk Factors	3
Risks Associated with our Company	3
Risks Associated with this Offering	5
A Note Concerning Forward Looking Statements	7
Use of Proceeds	7
Determination of Offering Price	7
Dilution	8
Impact Of The "Penny Stock" Rules On Buying Or Selling Our Common Stock	8
Selling Security Holders	8
Plan of Distribution	10
Legal Proceedings	11
Directors, Executive Officers, Promoters and Control Persons	11
Security Ownership of Certain Beneficial Owners and Management	13
Description of Securities	13
Interest of Named Experts and Counsel	14
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	15
Organization Within Last Five Years	15
Description of Business	15
Management’s Discussion and Analysis or Plan of Operation	19
Description of Property	20
Certain Relationships and Related Transactions	21
Audit Committee	21
Market for Common Equity and Related Stockholder Matters	21
Executive Compensation	22
Disclosure Controls and Procedures	23
Internal Control over Financial Reporting	23
Code of Ethics	23
Corporate Governance	24
Experts	24
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	24
Legal Matters	24
Where you can find more information	24
Financial Statements	F-1
Part II – Information Not Required in Prospectus	35
Indemnification of Directors and Officers	35
Other Expenses of Issuance and Distribution	35
Recent Sales of Unregistered Securities	35
Index of Exhibits	37
Undertakings	37
Signatures	38

Dealer Prospectus Delivery Instructions

Until                , 2008 all dealers that effect transactions in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PART I – Information Required In Prospectus

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding Asian Trends Media Holdings, Inc. (“Us,” “We,” “Our,” "Asian Trends,” the “Company,” or "the Corporation") and our financial statements and the related notes appearing elsewhere in this prospectus.

The Corporation
Our Business

We are one of Hong Kong’s multi-platform digital media companies, operating a large out-of-home advertising network in Hong Kong using audiovisual digital displays.  We consider our size to be large based on the number of locations and number of flat-panel television displays in our network. It is our goal to create one of the largest multi-platform digital advertising networks in Hong Kong, reaching urban consumers at strategic locations and point-of-interests over a number of media formats, including audiovisual television displays in buildings and stores, advertising poster frames and other new and innovative media, such as outdoor light-emitting diode (“LED”) digital billboard, mobile handset advertising networks and Internet advertising platforms. Our sole sources of revenue are from the sale of air time to our clients for advertising on our out-of-home advertising on liquid crystal display (“LCD”) flat-panel televisions and LED billboards and the production of ad commercials for our advertising clients.

Our Digital Out-of-home Advertising Network, which focuses on providing out-of-home advertising through LCD flat-panel television displays and LED billboards, includes our commercial location network and in-store network.

•

Our commercial location network is comprised of our LCD display network of flat-panel television displays placed in high-traffic areas of commercial and public buildings marketed to advertisers as a network or as separate channels targeting different types of consumer and our outdoor LED billboard network of leased LED digital billboards installed in major shopping districts and other locations with high pedestrian traffic in Hong Kong.

•

Our in-store network is comprised of our LCD display network of flat-panel television displays placed in specific product areas inside stores with high-traffic concentrations such as selected consumer product sections, the main aisles and check-out lines in large-scale chain retail stores, or hypermarkets, as well as inside selected supermarkets and convenience stores.

We derive revenue principally by selling advertising time slots on our out-of-home advertising networks, which include our commercial location and in-store networks, and by providing advertising production and technology services for client advertising.

A majority of the content displayed on our commercial location and in-store networks consists of advertisements which are broadcast repeatedly throughout a day. Advertisements on our outdoor LED billboard network are also broadcast repeatedly throughout a day.

Since we began our current business operations in May 2006, we have experienced significant growth in our network and in our financial results. As of December 31, 2007, we operated our commercial location network in over thirty locations throughout Hong Kong, and our outdoor LED billboard network consisted of approximately 170 digital billboards placed in high-pedestrian traffic areas in Hong Kong.

Our State of Organization

On October 15, 2004 the company incorporated under the name Lead Zone Asia Limited.  On December 17, 2004 the company changed its corporate name to Today’s Media Limited.  On November 28, 2007 we became a British Virgins Islands corporation using the name Better Global, Inc.  We were then incorporated in Florida on December 20, 2007 to re-domicile as a United States domestic corporation.  Our principal executive offices and operations are located at 3rd Floor, Far East Consortium Building, 204-206 Nathan Road, Kowloon, Hong Kong.  Our phone number is:   011 852-2482-5168.

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The Offering
Number of Shares Being Offered

The selling security holders want to sell up to 1,000,000 shares of common stock at $1.00 per share.  Issuance of these shares to the selling security holders was exempt from the registration and prospectus delivery requirements under Regulation S, Sections 4(2) and 4(6), and Rule 506 of the 1933 Securities Act, as amended.  The selling security holders must sell their shares at the fixed price of $1.00 per share for the duration of this offering unless or until our shares become quoted on the OTCBB or other exchange and thereafter at prevailing market prices.  Selling shareholders are not underwriters as defined under the Securities Act of 1933.  Each purchaser executed a stock subscription agreement confirming that he/she was purchasing for their personal investment and not with a view to resell.

Number of Shares Outstanding After the Offering	4,000,000 shares of our common stock are issued and outstanding. We have no other securities issued.
Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling security holders.
Plan of Distribution

The Offering is made by the selling security holders named in this Prospectus to the extent they sell shares. We intend to seek quotation of our common stock on the Over-the-Counter-Bulletin-Board (“OTCBB”). However, no assurance can be given that our common stock will be approved for quotation on the OTCBB. Selling security holders must sell at $1.00 for the duration of this offering unless or until our shares become quoted on the OTCBB or other exchange and thereafter at prevailing market prices.

Risk Factors

You should carefully consider all the information in this Prospectus including the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 3 before deciding whether to invest in our common stock.

Lack of Liquidity in our common stock

Our common stock is not presently quoted on or traded on any securities exchange or automatic quotation system and we have not yet applied for listing or quotation on any public market. We can provide no assurance that there will ever be an established pubic trading market for our common stock.  We must obtain a market maker to file an application with the Financial Industry Regulatory Authority (FINRA) on our behalf.  There is a risk that we may not be able to obtain a market maker to file such an application.  If a market maker does file an application on our behalf, it may take as long as nine (9) months to one (1) year to be approved by the FINRA.

Selected Financial Data
	As of December 31, 2007 (Audited)	As of December 31, 2006(Audited)
Balance Sheet
Total Assets	$ 657,582	$ 389,045
Total Liabilities	$ 587,732	$ 1,862,498
Stockholders’ Equity	$ 69,850	($ 1,473,453)
Statement of Operations
Revenue	$ 154,974	$ 111,902
Total Expense	$ 449,571	$ 736,706
Net Income (Loss)	($ 294,597)	($ 624,804)

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RISK FACTORS

Before you invest in our common stock, you should be aware that there are risks, as described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock. Any of the following risks could adversely affect our business, financial condition and results of operations. We have incurred substantial losses from inception while realizing limited revenues and we may never generate substantial revenues or be profitable in the future.

Risks Associated with the Company

(1)  Our failure to file timely reports may subject us to shareholder litigation, which may materially and adversely affect our business.

Our failure to file our reports timely may subject us to shareholder litigation, which may divert the attention of our management and force us to expend resources to defend against such claims. Any litigation may have a material and adverse effect on our business and future results of operations.

(2)  We have a limited operating history, which may make it difficult for you to evaluate our business and prospects.

We began operations of our commercial location network in May 2006. In addition, we have operated our in-store network since June 2006. Accordingly, we have a very limited operating history for our current operations upon which you can evaluate the viability and sustainability of our business and its acceptance by advertisers and consumers. It is also difficult to evaluate the viability of our use of audiovisual advertising displays in restaurants, audio stores and electronic store malls and other out-of-home commercial locations as a business model because we do not have sufficient experience to address the risks frequently encountered by early stage companies using new forms of advertising media and entering new and rapidly evolving markets. These circumstances may make it difficult for you to evaluate our business and prospects.

(3)  We derive a substantial portion of our revenues from the provision of advertising services, and advertising is particularly sensitive to changes in economic conditions and advertising trends.

Demand for advertising time slots on our networks, and the resulting advertising spending by our clients, is particularly sensitive to changes in general economic conditions and advertising spending typically decreases during periods of economic downturn. Advertisers may reduce the money they spend to advertise on our networks for a number of reasons, including:

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a general decline in economic conditions,

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a decline in economic conditions in the particular cities where we conduct business,

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a decision to shift advertising expenditures to other available advertising media, or

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a decline in advertising spending in general.

A decrease in demand for advertising media in general and for our advertising services in particular would materially and adversely affect our ability to generate revenue from our advertising services, and our financial condition and results of operations.

(4)  Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period in the future.

Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period based on the seasonality of consumer spending and corresponding advertising trends in Hong Kong. In addition, advertising spending generally tends to decrease during January and February each year due to the Chinese Lunar New Year holiday. We believe we will also experience a slight decrease in revenues during the hot summer months of July and August each year, when there is a relative slowdown in overall commercial activity in urban areas such as Hong Kong. As a result, you may not be able to rely on period to period comparisons of our operating results as an indication of our future performance. Factors that are likely to cause our operating results to fluctuate, such as the seasonality of advertising spending in Hong Kong, a deterioration of economic conditions in Hong Kong and potential changes to the regulation of the advertising, Internet and wireless communications industries in Hong Kong, are discussed elsewhere in this prospectus. If our revenues for a particular quarter are lower than we expect, we may be unable to reduce our operating expenses for that quarter by a corresponding amount, which would harm our operating results for that quarter relative to our operating results from other quarters.

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(5)  Our failure to maintain existing relationships or obtain new relationships with businesses that allow us to access to desirable locations and platforms on which we operate our network could harm or reverse our growth potential and our ability to increase our revenues.

Our ability to generate revenues from advertising sales depends largely upon our ability to provide large networks of flat-panel displays placed in desirable building, commercial and store locations, to secure desirable locations of large outdoor LED digital billboards, throughout Hong Kong. We also depend on the ability of our third-party location provider to secure desirable LED digital billboard locations for our outdoor LED network. This, in turn, requires that we develop and maintain business relationships with real estate developers, landlords, property managers, hypermarkets, retailers, and other businesses and locations in which we rent space for our displays. We may not be able to maintain our relationships with them on satisfactory terms, or at all. If we fail to maintain our relationships with landlords and property managers, or if a significant number of our existing display placement agreements are terminated or not renewed or if we fail to maintain our relationship with our location provider of LED space, advertisers may find advertising on our networks unattractive and may not wish to purchase advertising time slots on our networks, which would cause our revenues to decline and our business and prospects to deteriorate.

In accordance with real estate laws and regulations, prior consent of landlords and property managers is required for any commercial use of the public areas or facilities of residential properties. However, if the landlords of a residential complex object to our placing flat-panel displays in the elevators and public areas of the complex, we may be required to remove our flat-panel displays from the complex and may be subject to fines. We may not be able to successfully expand our out-of-home advertising network into new regions or diversify our network into new advertising networks or media platforms, which could harm or reverse our growth potential and our ability to increase our revenues.

(6)  If we are unable to obtain or retain desirable placement locations for our flat-panel displays on commercially advantageous terms or if the supply of desirable locations diminishes or ceases to expand, we could have difficulty in maintaining or expanding our network, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.

Our location costs, which include lease payments to landlords and property managers under our display placement agreements, maintenance and monitoring fees and other associated costs, comprise a significant portion of our cost of revenues. In the future, we may need to increase our expenditures on our display placement agreements to obtain new and desirable locations, to renew existing locations, and to secure favorable exclusivity and renewal terms. In addition, lessors of space for our flat-panel displays may charge increasingly higher display location lease fees, or demand other compensation arrangements, such as profit sharing. If we are unable to pass increased location costs on to our advertising clients through rate increases, our operating margins and earnings could decrease and our results of operations could be materially and adversely affected.

Furthermore, it may be difficult to increase the number of desirable locations in our network because most such locations have already been occupied either by us or by our competitors, or, in the case of outdoor LED billboards, because the placement of outdoor installments may be limited by municipal zoning and planning policies. If, as a result of these possibilities, we are unable to increase the placement of our out-of-home television advertising networks into commercial and residential locations that advertisers find desirable, we may be unable to expand our client base, sell advertising time slots on our network or increase the rates we charge for time slots which could decrease the value of our network to advertisers.

(7)  If we are unable to attract advertisers to advertise on our networks, we will be unable to maintain or increase our advertising fees and the demand for time on our networks, which could negatively affect our ability to grow revenues.

The amounts of fees we can charge advertisers for time slots on our out-of-home television networks depend on the size and quality of our out-of-home television networks and the demand by advertisers for advertising time on our out-of-home television networks. Advertisers choose to advertise on our out-of-home television networks in part based on the size of the networks and the desirability of the locations where we have placed our flat-panel displays and where we lease LED digital billboards as well as the quality of the services we offer. If we fail to maintain or increase the number of locations, displays and billboards in our networks, diversify advertising channels in our networks, or solidify our brand name and reputation as a quality provider of advertising services, advertisers may be unwilling to purchase time on our networks or to pay the levels of advertising fees we require to remain profitable.

Our failure to attract advertisers to purchase time slots on our networks will reduce demand for time slots on our networks and the number of time slots we are able to sell which could necessitate lowering the fees we charge for advertising time on our network and could negatively affect our ability to increase revenues in the future.

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(8)  Our future acquisitions may expose us to potential risks and have an adverse effect on our ability to manage our business.

Selective acquisitions will form a part of our strategy to further expand our business. If we are presented with appropriate opportunities, we may acquire additional businesses, services or products that are complementary to our core business. Our integration of the acquired entities into our business may not be successful and may not enable us to expand into new advertising platforms as well as we expect. This would significantly affect the expected benefits of these acquisitions. Moreover, the integration of any future acquisitions will require significant attention from our management.

The diversion of our management’s attention and any difficulties encountered in any integration process could have an adverse effect on our ability to manage our business. In addition, we may face challenges trying to integrate new operations, services and personnel with our existing operations. Future acquisitions may also expose us to other potential risks, including risks associated with unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, our inability to generate sufficient revenue to offset the costs, expenses of acquisitions and potential loss of, or harm to, relationships with employees and advertising clients as a result of our integration of new businesses and new regulations governing cross-border investment by Hong Kong residents. In addition, we cannot assure you that we will be able to realize the benefits we anticipate from acquiring other companies or that we will not incur costs, including those relating to intangibles or goodwill, in excess of our projected costs for these transactions. The occurrence of any of these events could have a material and adverse effect on our ability to manage our business, our financial condition and our results of operations.

(9)  There may be unknown risks inherent in our acquisitions of companies which could result in a material adverse effect on our business.

We will conduct due diligence with respect to any acquisition we undertake we may not be aware of all of the risks associated with any of the acquisitions. Any discovery of adverse information concerning any of these acquisitions could have a material adverse effect on our business, financial condition and results of operations. While we may be entitled to seek indemnification in certain circumstances, successfully asserting indemnification or enforcing such indemnification could be costly and time consuming or may not be successful at all.

(10)  Our distributor could engage in activities that are harmful to our reputation in the industry and to our business.

Of the locations where we provide our services, these services may be provided through contractual arrangements with our distributor. Under these arrangements, we provide our business model and operating expertise to a local advertising company in exchange for their acting as a distributor of our advertising services. However, our contractual arrangements with our distributor does not provide us with control or oversight over their everyday business activities, and our distributor may engage in activities that violate laws and regulations governing the advertising industry and advertising content, or other laws and regulations generally. Our distributor may not possess all the licenses required to operate an advertising business, or may fail to maintain the licenses they currently hold, which could result in local regulators suspending the operations of the network in those cities. In addition, we do not independently review the advertising content that our distributor displays on the portion of our commercial location network that they operate independently, and our distributor may include advertising content on their part of the commercial location network and violate advertising laws or regulations or expose them and us to lawsuits or result in the revocation of their business license. If any of these events occurs, it could harm our reputation in the industry.

(11)  Failure to manage our growth could strain our management, operational and other resources and we may not be able to achieve anticipated levels of growth in the new networks and media platforms we hope to operate, either of which could materially and adversely affect our business and growth potential.

We have been expanding, and plan to continue to expand, our operations in Hong Kong. We must continue to expand our operations to meet what we believe are the demands of advertisers for larger and more diverse network coverage and the demands of current and future landlords and property managers for installing and configuring flat-panel displays in our existing and future commercial, store, residential and curbside locations. This expansion has resulted, and will continue to result, in substantial demands on our management resources. It has also increased our need for a reliable supply of equipment, particularly flat-panel displays for our out-of-home television networks which are manufactured by a few third-party contract assemblers according to our specifications. To manage our growth, we must develop and improve our existing administrative and operational systems and, our financial and management controls and further expand, train and manage our work force. As we continue this effort, we may incur substantial costs and expend substantial resources in connection with any such expansion due to, among other things, different technology standards, legal considerations and cultural differences. We may not be able to manage our current or future international operations effectively and efficiently or compete effectively in such markets. We cannot assure you that we will be able to efficiently or effectively manage the growth of our operations, recruit top talent and train our personnel. Any failure to efficiently manage our expansion may materially and adversely affect our business and future growth.

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As we continue to expand into new networks and new media platforms, we expect the percentage of revenues derived from our commercial location network to decline. However, the new advertising networks and media platforms we pursue may not present the same opportunities for growth that we have experienced with our commercial location network and, accordingly, we cannot assure you that the level of growth of our networks will not decline over time. Moreover, we expect the level of growth of our commercial location network to decrease as many of the more desirable locations have already been leased by us or our competitors.

(12)  If advertisers or the viewing public do not accept, or lose interest in, our out-of-home advertising network, our revenues may be negatively affected and our business may not expand or be successful.

The market for out-of-home advertising networks in Hong Kong is relatively new and its potential is uncertain. We compete for advertising spending with many forms of more established advertising media. Our success depends on the acceptance of our out-of-home advertising network by advertisers and their continuing interest in these mediums as components of their advertising strategies. Our success also depends on the viewing public continuing to be receptive towards our advertising network. Advertisers may elect not to use our services if they believe that consumers are not receptive to our networks or that our networks do not provide sufficient value as effective advertising mediums. Likewise, if consumers find some element of our networks, such as the audio feature of our commercial location, in-store and outdoor LED billboard networks, to be disruptive or intrusive, commercial locations and stores may decide not to place our flat-panel displays in their properties and advertisers may view our advertising network as a less attractive advertising medium compared to other alternatives. In that event, advertisers may determine to reduce their spending on our advertising network. If a substantial number of advertisers lose interest in advertising on our advertising network for these or other reasons, we will be unable to generate sufficient revenues and cash flow to operate our business, and our advertising service revenue, liquidity and results of operations could be negatively affected.

(13)  If Internet marketing is broadly adopted in Hong Kong, our ability to generate revenue and sustain profitability could be materially and adversely affected.

Our future revenues and profits from the advertising agency business we operate are dependent in part upon advertisers in Hong Kong and Hong Kong increasingly accepting the use of the Internet as a marketing channel, which is at an early stage in Hong Kong. Penetration rates for personal computers, the Internet and broadband in Hong Kong are all relatively low compared to those in more developed countries. Furthermore, many Chinese Internet users are not accustomed to using the Internet for e-commerce or as a medium for other transactions. Many of our current and potential clients have limited experience with the Internet as a marketing channel, and have not historically devoted a significant portion of their marketing budgets to Internet marketing and promotion. As a result, they may consider the Internet as effective in promoting their products and services as our form of media thereby negatively impacting our revenues.

(14)  The growth of our advertising agency business is substantially dependent on the acceptance of the cost-per-thousand-impressions, or CPM Internet advertising sales model, and certain performance-based Internet advertising sales models, including CPC and CPA models, by industry participants in Hong Kong.

The most prevalent Internet advertising sales model in Hong Kong currently is cost-per-day, whereby web publishers are paid based on the number of days an Internet ad is on display without regard to the ad’s effectiveness or the number of times the ad is displayed. We believe that the full advantages of Internet marketing in general and our possible entry into Internet marketing solutions specifically can only be fully realized when more sophisticated Internet advertising sales models such as cost-per-thousand-impressions, or CPM, cost-per-click, or CPC, and cost-per-action, or CPA, are used to purchase ad space. If CPM, CPC and CPA fail to gain acceptance in Hong Kong, our Internet marketing solutions will be less attractive to industry participants, and the market for those solutions may develop more slowly than we expect or even decline, which would materially and adversely affect our prospects and our business. In addition, if industry participants in Hong Kong favor other newly-developed Internet advertising sales models incompatible with CPM, CPC or CPA, the undertaking of the sales of Internet marketing solutions may suffer and our revenue and profitability may be materially and adversely affected

(15)  If the delivery of ads or the use of cookies is limited or blocked, our ability to update and expand our user data would be hindered and demand for our future Internet marketing solutions could not materialize.

Our business may be adversely affected by practices and technologies that impair or undermine the performance of our future Internet marketing solutions. For example, Internet users may use software designed to filter or prevent the delivery of Internet ads, including pop-up and pop-under ads; block, disable or remove cookies used by our Internet marketing technologies; or misrepresent measurements of advertising effectiveness. In particular, because we will rely on cookies to obtain data about Internet users for our database of user information, widespread usage of software in Hong Kong that disables or removes cookies would limit our ability to update and expand our user information and hinder our ability to provide effective targeted Internet marketing solutions to our clients.

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We cannot assure you that the proportion of Internet users who employ these or other similar technologies will not increase, thereby diminishing the efficiency of our Internet marketing solutions and causing demand for those solutions to decline.

(16)  Our role as a supplier of ad space may harm our reputation as an independent purchasing agent and the reputation of our performance-based advertising network as a marketplace for ad space.

We currently participate in both the purchase and supply of ad space through our advertising agency business. We also facilitate purchases by our clients of ad space on our performance-based advertising network and may act as sales representative to other web publishers in the future. In addition, we will in the future potentially supply ad space that we purchase from web publishers on our performance-based advertising network from time to time to advertisers. Our role as a supplier of ad space might harm both our reputation as an independent purchasing agent and the reputation of our performance-based advertising network as a marketplace for ad space. If our reputation as an independent purchasing agent or the reputation of our performance-based advertising network is harmed, our clients may not purchase ad space from us and our business, financial condition and results of operations could be materially and adversely affected.

(17)  Our planned Internet advertising business could be materially and adversely affected if we are unable to introduce new or enhanced Internet marketing services and technologies that meet our clients’ requirements.

Our future success in the Internet advertising business depends in part upon our ability to enhance and integrate our future Internet marketing services and technologies and to introduce new, competitively priced services and technologies with features that meet evolving client requirements, all in a timely and cost-effective manner. A number of factors, including the following, could have a negative impact on the success of our services and technologies:

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our failure to anticipate changes in clients’ requirements;

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our competitors’ introduction of new services and technologies ahead of our new services and technologies, or their introduction of superior or cheaper services and technologies;

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our failure to adapt to Internet advertising technology trends and evolving industry standards;

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and delays or difficulties in technology integration, customization or development.

(18)  The business and prospects of our online advertising agency business could be harmed if “click-through” fraud is not detected.

We will be exposed to the risk of fraudulent clicks on ads posted by individuals seeking to increase the advertising fees paid to our web publishers when we commence Internet advertising services. We may in the future have to refund revenue that our advertisers have paid to us and that was later attributed to click-through fraud. Click-through fraud occurs when an individual clicks on an ad displayed on a website for the sole intent of generating the revenue share payment to the publisher rather than to view the underlying content. From time to time we have experienced fraudulent clicks and we do not allow our advertisers to be charged for such fraudulent clicks. This negatively affects the profitability of our online advertising agency business, and this type of fraudulent act could hurt our brand. If fraudulent clicks are not detected, the affected advertisers may experience a reduced return on their investment in our performance-based advertising network, which could lead the advertisers to become dissatisfied with our online advertising agency business, and in turn lead to loss of advertisers and the related revenue. Furthermore, fraudulent clicks directed at our performance-based advertising network or at other performance-based advertising platforms might encourage the perception among advertisers in Hong Kong that performance-based sales models like CPC and CPA are not effective, which could slow or even reverse the development of those sales models in Hong Kong. This could adversely affect our business and our prospects.

(19)  System failures could significantly disrupt the operations of our advertising agency business, which would cause us to lose clients or ad inventory.

In the future our ability to successfully provide clients with Internet marketing services and our performance-based advertising network, and our ability to access user information depends on the continuing and uninterrupted performance of our systems. Sustained or repeated system failures that interrupt our ability to provide services to clients, including failures affecting our ability to deliver ads quickly and accurately and to access our user information base to provide targeted solutions, would reduce significantly the attractiveness of our services to advertisers and web publishers. Our online advertising agency business could be materially and adversely affected by any damage or failure that impacts data integrity or interrupts or delays our operations. Our computer systems are vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious or accidental human acts, and natural disasters. Moreover, despite network security measures, our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems in part because we cannot control the maintenance and operation of our third-party data centers. Despite the precautions taken, unanticipated problems affecting our systems could cause interruptions in the delivery of our solutions in the future and our ability to provide a record of past transactions. Our data center and systems incorporate varying degrees of redundancy. All data centers and systems may not automatically switch over to their redundant counterpart. We carry no business insurance policies to compensate us for losses that could occur due to any failures in our systems.

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(20)  If our future Internet marketing technologies contain design or performance defects, our reputation and business may be harmed and we may need to expend significant resources to address liability.

Technology’s as complex as ours may contain design and/or performance defects which are not detectable even after extensive internal testing.  Such defects may become apparent only after widespread commercial use. Any design or performance defects in our future Internet marketing technologies could have a material and adverse effect on our reputation and business. It is not clear whether Hong Kong’s existing product liability laws apply to technology products like ours. We cannot assure you that if our future Internet marketing technologies are found to have design or performance defects, we will not be liable for product liability claims in Hong Kong. We do not carry any product liability insurance. Our contracts with our clients currently do not contain provisions to completely limit our exposure to liabilities resulting from product liability claims. Although we have not experienced any product liability claims to date, we cannot assure you that we will not do so in the future.

Additionally, we will rely on our Internet marketing technologies (particularly our ad serving technology) to enhance our future Internet marketing services and our performance-based advertising network. Any defect in those technologies could hinder the effectiveness of our Internet marketing services and our performance-based advertising network, which would have a material and adverse effect on our competitiveness, business and future prospects.

(21)  We may be liable for content that we serve onto web publishers’ websites, which could increase our expenses.

We purchase ad space and then serve our clients’ ads into that ad space. We are liable under Hong Kong law to ensure that the content of the ads that we serve are fair and accurate and are in full compliance with applicable law. Additionally, we may be liable to third-parties for content in our clients’ ads that we deliver through our performance-based advertising network if those ads contain artwork, text or other content that violates third-parties’ copyrights, trademarks, or other intellectual property rights or if the content is defamatory. Any claims or counterclaims against us could harm our reputation, be time-consuming, could result in costly litigation and could divert management’s attention.

(22) The successful operation of our future Internet business depends upon the performance and reliability of the Internet infrastructure and fixed telecommunications networks in Hong Kong.

Our future Internet business will depend on the performance and reliability of the Internet infrastructure in Hong Kong.  These international gateways are the only channels through which a domestic user can connect to the Internet. We cannot assure you that a more sophisticated Internet infrastructure will be developed in Hong Kong. We or our clients may not have access to alternative networks in the event of disruptions, failures or other problems with Hong Kong’s Internet infrastructure. In addition, the Internet infrastructure in Hong Kong may not support the demands associated with our growth strategies. For example, we intend to expand our sales of rich media technologies, which are bandwidth-intensive. Limited bandwidth in Hong Kong may hamper the effectiveness of our rich media technologies, which could harm our prospects and business and require us to purchase additional servers in our content distribution network.

(23)  We depend on the leadership and services of Zhi Jian Zeng who is our founder, chairman, chief executive officer and our largest shareholder, and our business and growth prospects may be severely disrupted if we lose his services.

Our future success is dependent upon the continued service of Zhi Jian Zeng our founder, chairman and chief executive officer and our largest shareholder. We rely on his industry expertise and experience in our business operations, and in particular, his business vision, management skills, and working relationships with our employees, many of our clients and landlords and property managers of the locations in our network. We do not maintain key-man life insurance for Mr. Zeng. If he is unable or unwilling to continue in his present position or if he joins a competitor or forms a competing company, we may not be able to replace him easily or at all. As a result, our business and growth prospects may be severely disrupted if we lose his services.

(24)  We may need additional capital and we may not be able to obtain it, which could adversely affect our liquidity and financial position.

We believe that our current cash and cash equivalents and cash flow from operations will not be sufficient to meet our anticipated cash needs including for working capital and capital expenditures, for the foreseeable future. We will require additional cash resources due to changed business conditions or other future developments. We may seek to sell additional equity or debt securities or obtain a credit facility. The sale of convertible debt securities or additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations and liquidity.

Our ability to obtain additional capital on acceptable terms is subject to a variety of uncertainties, including:

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investors’ perception of, and demand for, securities of alternative advertising media companies;

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conditions of the U.S. and other capital markets in which we may seek to raise funds;

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our future results of operations, financial condition and cash flows;

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Hong Kong governmental regulation of foreign investment in advertising services companies in Hong Kong;

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economic, political, and other conditions in Hong Kong; and

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Hong Kong governmental policies relating to foreign currency borrowings.

We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us could have a material adverse effect on our liquidity and financial condition.

(25)  We may be subject to, and may expend significant resources in defending against, government actions and civil suits based on the content and services we provide through our digital out-of-home advertising networks.

Hong Kong advertising laws and regulations require advertisers, advertising operators and advertising distributors, including businesses such as ours, to ensure that the content of the advertisements they prepare or distribute are fair and accurate and are in full compliance with applicable law. Violation of these laws or regulations may result in penalties, including fines, confiscation of advertising fees, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the government may revoke a violator’s license for advertising business operations.

As an out-of-home advertising service provider, we are obligated under current laws and regulations to monitor the advertising content that is shown on our out-of-home advertising networks for compliance with applicable law. In addition, our distributor is obligated under current laws and regulations to monitor the advertising content shown on the portion of our out-of-home television advertising network operated by them. In general, the advertisements shown on our out-of-home television advertising network and the portion of our advertising network operated by our distributor has previously been broadcast over public television networks and has been subjected to internal review and verification of such networks. We and our distributor are still separately required to independently review and verify these advertisements for content compliance before displaying the advertisements. In addition, where a special government review is required for specific product advertisements before broadcasting, we and our distributor are separately obligated to confirm that such review has been performed and approval has been obtained. We employ, and our distributor is required under the terms of our agreement with them to employ, qualified advertising inspectors who are trained to review advertising content for compliance with relevant laws and regulations. In addition, for advertising content related to specific types of products and services, such as alcohol, cosmetics, pharmaceuticals and medical procedures, we and our distributor are required to confirm that the advertisers have obtained requisite government approvals including the advertiser’s operating qualifications, proof of quality inspection of the advertised products, government pre-approval of the contents of the advertisement and filing with the local authorities. We endeavor to comply, and encourage our distributor to take measures to comply, with such requirements, including by requesting relevant documents from the advertisers. Our reputation will be tarnished and our results of operations may be adversely affected if advertisement shown on our out-of-home television advertising networks or outdoor LED network is provided to us by our advertising clients in violation of relevant advertising laws and regulations or that the supporting documentation and government approvals provided to us by our advertising clients in connection with such advertising content are not complete or that the advertisements that our distributor have procured for broadcasting on our network have not received required approval from the relevant local supervisory bodies or are not content compliant.

Moreover, civil claims may be filed against us for fraud, defamation, subversion, negligence, copyright or trademark infringement or other violations due to the nature and content of the information displayed on our advertising network. If consumers find the content displayed on our advertising network to be offensive, landlords, property managers, or other location providers may seek to hold us responsible for any consumer claims or may terminate their relationships with us.

In addition, if the security of our content management system is breached through the placement of unauthorized compact flash, or CF cards in our flat-panel displays and unauthorized images, text or audio sounds are displayed on our advertising network, viewers or the government may find these images, text or audio sounds to be offensive, which may subject us to civil liability or government censure despite our efforts to ensure the security of our content management system. Any such event may also damage our reputation. If our advertising viewers do not believe our content is reliable or accurate, our business model may become less appealing to viewers in Hong Kong and our advertising clients may be less willing to place advertisements on our advertising network.

(26)  We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely against us, may materially disrupt our business.

We cannot be certain that our advertising displays or other aspects of our business do not or will not infringe upon patents, copyrights or other intellectual property rights held by third parties. Although we are not aware of any such claims, we may become subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. If we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, and

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we may incur licensing fees or be forced to develop alternatives. In addition, we may incur substantial expenses in defending against these third party infringement claims, regardless of their merit. Successful infringement or licensing claims against us may result in substantial monetary liabilities, which may materially and adversely disrupt our business.

(27)  Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.

We regard our trade secrets and other intellectual property as critical to our success. Unauthorized use of the intellectual property used in our business may adversely affect our business and reputation.

We have historically relied on a combination of trademark and copyright law, trade secret protection and restrictions on disclosure to protect our intellectual property rights. We enter into confidentiality and invention assignment agreements with all our employees. We cannot assure you that these confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that our proprietary technology will not otherwise become known to, or be independently developed by, third parties.

We may register in Hong Kong the trademarks used in our business. We cannot assure you that any of our trademark applications will ultimately proceed to registration or will result in registration with scope adequate for our business. Some of our applications or registration may be successfully challenged or invalidated by others. If our trademark applications are not successful, we may have to use different marks for affected services or technologies, or enter into arrangements with any third parties who may have prior registrations, applications or rights, which might not be available on commercially reasonable terms, if at all.

In addition, policing unauthorized use of our proprietary technology, trademarks and other intellectual property is difficult and expensive, and litigation may be necessary in the future to enforce our intellectual property rights. Future litigation could result in substantial costs and diversion of our resources, and could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations.

(28)  We face significant competition, and if we do not compete successfully against new and existing competitors, we may lose our market share, and our profitability may be adversely affected.

We compete with other advertising companies in Hong Kong. We compete for advertising clients primarily on the basis of network size and coverage, location, price, the range of services that we offer and our brand name. We also face competition from other out-of-home television advertising network operators for access to the most desirable locations in cities in Hong Kong. Individual buildings, hotels, restaurants and other commercial locations and hypermarket, supermarket and convenience store chains may also decide to independently, or through third-party technology providers, install and operate their own flat-panel television advertising screens. We also compete for overall advertising spending with other alternative advertising media companies, such as Internet, wireless communications, street furniture, billboard, frame and public transport advertising companies, and with traditional advertising media, such as newspapers, television, magazines and radio.

In the future, we may also face competition from new entrants into the out-of-home television advertising sector. Our sector is characterized by relatively low fixed costs and, as is customary in the advertising industry, we do not have exclusive arrangements with our advertising clients.

Increased competition could reduce our operating margins and profitability and result in a loss of market share. Some of our existing and potential competitors may have competitive advantages, such as significantly greater financial, marketing or other resources, or exclusive arrangements with desirable locations, and others may successfully mimic and adopt our business model. Moreover, increased competition will provide advertisers with a wider range of media and advertising service alternatives, which could lead to lower prices and decreased revenues, gross margins and profits. We cannot assure you that we will be able to successfully compete against new or existing competitors.

(29)  We do not maintain any business liability disruption or litigation insurance coverage for our operations, and any business liability, disruption or litigation we experience might result in our incurring substantial costs and the diversion of resources.

Insurance companies in Hong Kong offer limited business insurance products and offer business limited liability insurance. While business disruption insurance is available to a limited extent in Hong Kong, we have determined that the risks of disruption, cost of such insurance and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. As a result, we do not have any business liability, disruption or litigation insurance coverage for our operations in Hong Kong. Any business disruption or litigation may result in our incurring substantial costs and the diversion of resources.

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(30)  There may be deficiencies with our internal controls that require improvements, and we will be exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002 in the event we become a fully reporting company.

While we believe that we currently have adequate internal control procedures in place, we are still exposed to potential risks from legislation requiring companies to evaluate controls under Section 404 of the Sarbanes-Oxley Act of 2002. Under the supervision and with the participation of our management, we have evaluated our internal controls systems in order to allow management to report on, and our registered independent public accounting firm to attest to, our internal controls, as required by Section 404 of the Sarbanes-Oxley Act. We have performed the system and process evaluation and testing required in an effort to comply with the management certification and auditor attestation requirements of Section 404. As a result, we have incurred additional expenses and a diversion of management’s time. If we are not able to meet the requirements of Section 404 in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC.

Risks Relating to Regulation of Our Business and to Our Structure

(31)  We do not rely on a written contractual arrangement with our operating distributor which may not be as effective in providing operational control as direct ownership.

We have in the past relied, and to a lesser but significant extent will continue in the future to rely, on an oral contractual arrangement with our operating distributor to operate our advertising business. These contractual arrangements may not be as effective in providing us with control over our operating distributor as direct ownership would provide. If we had direct ownership of our operating distributor we would be able to exercise control to effect changes in the board of directors of that company, which in turn could affect changes, subject to any applicable fiduciary obligations, at the management level. However, under the current contractual arrangement, as a legal matter, if our operating distributor or any of their subsidiaries and shareholders fails to perform its or his respective obligations under these contractual arrangements, we may have to incur substantial costs and resources to enforce such arrangements, and rely on legal remedies under law, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you to be effective. Accordingly, it may be difficult for us to change our corporate structure or to bring claims against our operating distributor if they do not perform their obligations under their contracts with us or if any of the citizens who hold the equity interest in our operating affiliates do not cooperate with any such actions.

(32)  Contractual arrangements we have entered into may be subject to scrutiny by the tax authorities and a finding that we owe additional taxes or are ineligible for our tax exemption, or both, could substantially increase our taxes owed, and reduce our net income and the value of your investment.

Under local law, arrangements and transactions among related parties may be subject to audit or challenge by the local tax authorities. If any of the transactions we have entered into with our distributor are found not to be on an arm’s-length basis, or to result in an unreasonable reduction in tax under local tax law, the tax authorities have the authority to disallow our tax savings, adjust the profits and losses of our respective entities and assess late payment interest and penalties. A finding by the tax authorities that Asian Trends is ineligible for its tax exemptions, would substantially increase our taxes owed and reduce our net income and the value of your investment. As a result of this risk, you should evaluate our results of operations and financial condition without regard to these tax savings.

We are a holding company, and we rely principally on dividends and other distributions on equity paid by our Hong Kong operating company and distributor for our cash requirements, including the funds necessary to service any debt we may incur. If our Hong Kong operating company and distributor incurs debt on its own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the local tax authorities may require us to adjust our taxable income under the contractual arrangements our operating distributor currently has in place with Asian Trends in a manner that would materially and adversely affect our operating distributors’ ability to pay dividends and other distributions to us. Any limitation on the ability of our operating distributor to pay dividends to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends, or otherwise fund and conduct our business.

(33)  Our business operations may be affected by legislative or regulatory changes.

There are no existing local laws or regulations that specifically define or regulate out-of-home television advertising for companies with less than 5,000 units. Changes in laws and regulations or the enactment of new laws and regulations governing placement or content of out-of-home advertising, our business licenses or otherwise affecting our business in Hong Kong may materially and adversely affect our business prospects and results of operations. We are not certain how the local government will implement any regulation or how it may affect our ability to compete in the advertising industry in Hong Kong.

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(34)  Regulation of loans and direct investment by offshore holding companies to us may delay or prevent us from using funds to make immediate decisions regarding our business operations.

As an offshore holding company of our Hong Kong operating company we may need make loan arrangements that require immediate attention from our operating company in Hong Kong.  Any delay in our ability to make any necessary loan arrangements could seriously damage our ability to maintain continuous business operations.

Risks Relating to business in Hong Kong

Substantially all of our assets are located in Hong Kong and substantially all of our revenues are derived from our operations in Hong Kong. Accordingly, our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in Hong Kong.

(35)  The economic, political and social conditions, as well as governmental policies, could affect the financial markets in Hong Kong and our liquidity and access to capital and our ability to operate our business.

The Hong Kong economy differs from the economies of most countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources. While the Hong Kong economy has experienced significant growth over the past, growth has been uneven, both geographically and among various sectors of the economy. The Hong Kong government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Hong Kong economy, but may also have a negative effect on us. This may encourage foreign advertising companies with more experience, greater technological know-how and larger financial resources than we have to compete against us and limit the potential for our growth. Moreover, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

(36)  The Hong Kong legal system embodies uncertainties which could limit the legal protections available to you and us.

The Hong Kong legal system is a civil law system based on written statutes. The overall effect of legislation over the past 26 years has significantly enhanced the protections afforded to various forms of foreign investment in Hong Kong. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, we may have to resort to administrative and court proceedings to enforce the legal protection that we enjoy either by law or contract. However, since Hong Kong administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. For example, these uncertainties may impede our ability to enforce the contracts we have entered into. In addition, such uncertainties, including the inability to enforce our contracts, could materially and adversely affect our business and operation. In addition, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, particularly with regard to the advertising industry, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our suppliers.

(37)  If tax benefits currently available to us in Hong Kong were no longer available, our effective income tax rates for our Hong Kong operations could increase.

We are incorporated in the State of Florida where no corporate income taxes are imposed.

We generate a substantial portion or all our net income from our Hong Kong operations.  Our net income could be adversely affected by any change in the current tax laws in Hong Kong.

(38)  The Hong Kong tax authorities may require us to pay additional taxes in connection with our acquisitions of offshore entities that conducted their Hong Kong operations through their affiliates in the United States.

Our operations and transactions are subject to review by the Hong Kong tax authorities pursuant to relevant Hong Kong laws and regulations. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. For example, in the case of some of our future acquisitions of offshore entities that conduct their Hong Kong operations through their affiliates in the United States, we cannot assure you that the Hong Kong tax authorities will not require us to pay additional taxes in relation to such acquisitions, in particular where the Hong Kong tax authorities take the view that the previous taxable income of the Hong Kong affiliates of the acquired offshore entities needs to be adjusted and additional taxes be paid. In the event that the sellers failed to pay any taxes required under Hong Kong law in connection with these transactions, the Hong Kong tax authorities might require us to pay the tax, together with late-payment interest and penalties.

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(39)  Hong Kong rules on mergers and acquisitions may subject us to sanctions, fines and other penalties and affect our future business growth through acquisition of complementary business.

We cannot assure you that the relevant Hong Kong government agency approval required for this offering will be deemed legal. We may face sanctions by the Hong Kong regulatory agencies. In such event, this regulatory agency may impose fines and penalties on our operations in the Hong Kong, limit our operating privileges in the Hong Kong, delay or restrict the repatriation of the proceeds from this offering into the Hong Kong, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects.

Complying with the requirements of rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the appropriate securities agency, may delay or inhibit the completion of such transactions, which could affect our ability to expand our business or maintain our market share.

(40)  Restrictions on currency exchange may limit our ability to utilize our revenues effectively.

Substantially all of our revenues and operating expenses are denominated in Hong Kong dollars. Since a significant amount of our future revenues will be denominated in Hong Kong dollars, any existing and future restrictions on currency exchange may limit our ability to utilize revenues generated in United States dollars (“USD”) to fund our business activities outside Hong Kong, if any, or expenditures denominated in foreign currencies. This could affect our ability to obtain foreign exchange through debt or equity financing, including by means of loans.

(41)  Fluctuations in exchange rates could result in foreign currency exchange losses.

Because our earnings and cash and cash equivalent assets are denominated in Hong Kong dollars and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in exchange rates between U.S. dollars and Hong Kong dollars will affect the relative purchasing power of these proceeds and our balance sheet and earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Hong Kong dollar relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. The Hong Kong dollar may appreciate or depreciate significantly in value against the U.S. dollar in the long term, depending on the fluctuation of the basket of currencies against which it is currently valued or it may be permitted to enter into a full float, which may also result in a significant appreciation or depreciation of the Hong Kong dollar against the U.S. dollar. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue in the future which will be exchanged into U.S. dollars and earnings from and the value of any U.S. dollar-denominated investments we make in the future.

(42)  Any future outbreak of severe acute respiratory syndrome or avian flu in Hong Kong, or similar adverse public health developments, may severely disrupt our business and operations.

From December 2002 to June 2003, Hong Kong and other countries experienced an outbreak of a new and highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome, or SARS. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. Since September 2003, however, a number of isolated new cases of SARS have been reported, most recently in central Hong Kong in April 2004. During May and June of 2003, many businesses in Hong Kong were closed by the Hong Kong government to prevent transmission of SARS. In addition, many countries, including Hong Kong, have encountered incidents of the H5N1 strain of bird flu, or avian flu. This disease, which is spread through poultry populations, is capable in some circumstances of being transmitted to humans and is often fatal. A new outbreak of SARS or an outbreak of avian flu may result in health or other government authorities requiring the closure of our distributor’s offices or other businesses, including office buildings, retail stores and other commercial venues, which comprise the primary locations where we provide our digital out-of-home advertising services. Any recurrence of the SARS outbreak, an outbreak of avian flu or a development of a similar health hazard in Hong Kong, may deter people from congregating in public places, including a range of commercial locations such as office buildings and retail stores. Such occurrences would severely impact the value of our digital out-of-home advertising networks to advertisers, significantly reduce the advertising time purchased by advertisers and severely disrupt our business and operations.

Risks Associated with this Offering

(43)  There is no public market for our shares, and there is no assurance that one will develop due to the limited demand for stocks in the business services we offer.

Purchasers of these shares are at risk of no liquidity for their investment. Prior to this registration, there has been no established trading market for our securities, and we do not know that a regular trading market for our securities will develop after completion of this offering. Our shareholders are offering shares for sale in a company that has very limited offering of products to the U.S. Due to the limited product offering we anticipate that demand for our shares will not be very high. If a trading market does develop for the

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securities offered hereby, we do not know if it will be sustained. We plan to seek to obtain the services of a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) for quotation on the “OTCBB” (“Over-the-Counter Bulletin Board”). We do not know if such quotation will be obtained or if an established market for our common stock will be developed.

(44)  There has been no independent valuation of the stock, which means that the stock may be worth less than the purchase price.

The per share purchase price has been determined by us without independent valuation of the shares. We established the offering price based on management’s estimate of the value of the shares.  This valuation is highly speculative and arbitrary. There is no relation to the market value, book value, or any other established criteria. We did not obtain an independent appraisal opinion on the valuation of the shares. The shares may have a value significantly less than the offering price and the shares may never obtain a value equal to or greater than the offering price.

(45)  Investors may never receive cash distributions which could result in an investor receiving little or no return on his or her investment.

Distributions are payable at the sole discretion of our board of directors. We do not know the amount of cash that we will generate, if any, once we have more productive operations. Cash distributions are not assured, and we may never be in a position to make distributions.

(46)  Without a public market there is no liquidity for our share, and our shareholders may never be able to sell their shares, which may result in a total loss of their investment.

Our common shares are not listed on any exchange or quotation system. There is no market for our shares. Consequently, our shareholders will not be able to sell their shares in an organized market place unless they sell their shares privately. If this happens, our shareholders might not receive a price per share which they might have received had there been a public market for our shares. Once this registration statement becomes effective, it is our intention to apply for a quotation on the Over-the-Counter-Bulletin-Board (“OTCBB”) whereby:

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We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the FINRA personnel; and

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We will not be quoted on the OTCBB unless we are current in our periodic reports filed with the SEC.

From the date of this prospectus, we estimate that it will take us between nine to twelve months to be approved for a quotation on the OTCBB. However, we cannot be sure we will be able to obtain a participating market maker or be approved for a quotation on the OTCBB, in which case, there will be no liquidity for the shares of our shareholders.

(47)  Even If A Market Develops For Our Shares, Our Shares May Be Thinly Traded With Wide Share Price Fluctuations, Low Share Prices And Minimal Liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

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Potential investors’ anticipated feeling regarding our results of operations;

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Increased competition;

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Our ability or inability to generate future revenues; and

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Market perception of the future of development of wood product manufacturing.

In addition, if our shares are quoted on the OTCBB, our share price may be affected by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political, and market conditions, such as recessions, interest rates, or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

(48)  We Anticipate The Need To Sell Additional Authorized Shares In The Future.  This Will Result In A Dilution To Our Existing Shareholders And A Corresponding Reduction In Their Percentage Ownership In Asian Trends.

We may seek additional funds through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in Asian Trends is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.  The sale of additional stock to new shareholders will reduce the ownership position of the current shareholders.  The price of each share outstanding common share may decrease in the event we sell additional shares.

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(49)  Since Our Securities Are Subject To Penny Stock Rules, You May Have Difficulty Reselling Your Shares.

Our shares are "penny stocks" and are covered by Section 15(d) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell Asian Trends Media Holdings, Inc.’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

A NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," and similar expressions to identify these forward-looking statements. Prospective investors should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Asian Trends Media Holdings, Inc. described in "Risk Factors" and elsewhere in this prospectus. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements include:

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an abrupt economic change resulting in an unexpected downturn in demand;

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governmental restrictions or excessive taxes on our products;

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over-abundance of companies supplying veneer products;

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economic resources to support the promotion of new products;

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expansion plans, access to potential clients, and advances in technology; and

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a lack of working capital that could hinder the promotion and distribution of products and services to a broader based population.

USE OF PROCEEDS

Upon registration with the U.S. Securities Exchange Commission, 1,000,000 of our outstanding shares of common stock will be eligible for sale under the Securities Act.  We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.  We will however incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined. The offering price bears no relationship whatsoever to our assets or earnings. Among factors considered were:

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Our prior operating history and company value as determined by comparison to other companies similarly situated,

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Our current share book value and previous sale prices, and

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Our management expertise.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution of equity interests to our existing stockholders.

IMPACT OF THE "PENNY STOCK" RULES ON BUYING OR SELLING OUR COMMON STOCK

The SEC has adopted penny stock regulations which apply to securities traded over-the- counter. These regulations generally define penny stock to be any equity security that has a market price of less than $5.00 per share or an equity security of an issuer with net tangible assets of less than $5,000,000 as indicated in audited financial statements, if the corporation has been in continuous operations for less than three years. Subject to certain limited exceptions, the rules for any transaction involving a penny stock require the delivery, prior to the transaction, of a risk disclosure document prepared by the SEC that contains certain information describing the nature and level of risk associated with investments in the penny stock market. The broker-dealer also must disclose the

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commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly account statements must be sent by the broker-dealer disclosing the estimated market value of each penny stock held in the account or indicating that the estimated market value cannot be determined because of the unavailability of firm quotes. In addition, the rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000). These practices require that, prior to the purchase, the broker-dealer determined that transactions in penny stocks were suitable for the purchaser and obtained the purchaser's written consent to the transaction. If a market for our common stock does develop and our shares trade below $5.00 per share, it will be a penny stock. Consequently, the penny stock rules will likely restrict the ability of broker-dealers to sell our shares and will likely affect the ability of purchasers in the offering to sell our shares in the secondary market.

Trading in our common stock will be subject to the "penny stock" rules.

SELLING SECURITY HOLDERS

This prospectus will be used for the offering of shares of our common stock owned by selling security holders. The selling security holders may offer for sale up to 1,000,000 of the 4,000,000 shares of our common stock issued to them. Selling security holders, both non-affiliates and affiliates, must sell their shares at the fixed price of $1.00 per share for the duration of this offering. We will not receive any proceeds from such sales. The sale of the securities by the selling security holders is subject to the prospectus delivery and other requirements of the Securities Act. All selling security holders have been advised to notify any purchaser of their shares that none of the proceeds from the sale of their stock will go to the company. All expenses of this offering are being paid for by us on behalf of selling security holders. The following table sets forth information on our selling security shareholders.

Table 1.0 Selling Security Holders

Name of security holder	Shares beneficially owned as of the date of this prospectus[1]	Percent owned as of the date of this prospectus	Maximum number of shares to be sold pursuant to this prospectus	Percent owned after offering is complete[2]	Position, office or other material relationship to the company within last three years
Zeng, Zhi Jian	3,000,000	75.00%	-0-	75.00%	Chairman of the Board/CFO/President
Wong, Sai Wing	40,000	1.00%	40,000	0.00%
Uchida Mariko	40,000	1.00%	40,000	0.00%
Yau, Ting Hei	40,000	1.00%	40,000	0.00%
Uchida Kazumi	40,000	1.00%	40,000	0.00%
Yip, Chi Him Roger	50,000	1.25%	50,000	0.00%
Law, Ching Ting	50,000	1.25%	50,000	0.00%
Lee, Chee Kwong	10,000	0.25%	10,000	0.00%
Lam, Chung Wai	10,000	0.25%	10,000	0.00%
Ho, Kam Lan	50,000	1.25%	50,000	0.00%
Ip, Lau Shing	50,000	1.25%	50,000	0.00%
Chan, Kin Man Edward	40,000	1.00%	40,000	0.00%
Ho, Suk Ching Winnie	40,000	1.00%	40,000	0.00%
Chan Tsz King	50,000	1.25%	50,000	0.00%
Lo Wai Kau, Winnie	50,000	1.25%	50,000	0.00%
Wan, Hon Kau	40,000	1.00%	40,000	0.00%
Wong, Chun Wa	40,000	1.00%	40,000	0.00%
Rees, Kimberly	40,000	1.00%	40,000	0.00%
Rees, David	40,000	1.00%	40,000	0.00%
Jones, Callie T.	40,000	1.00%	40,000	0.00%
Daniels, Michael J.	40,000	1.00%	40,000	0.00%
Harrison, Lynnette J.	40,000	1.00%	40,000	0.00%
Scutero, Joseph	40,000	1.00%	40,000	0.00%
Chienn Consulting Company, LLC	40,000	1.00%	40,000	0.00%
Island Capital Management, LLC	40,000	1.00%	40,000	0.00%

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Chandler, Chase	40,000	1.00%	40,000	0.00%
Totals:	4,000,000	100.0%	1,000,000	75%

1 On December 20, 2007, the Company incorporated in the State of Florida to re-domicile as a domestic corporation.  The par value of the shares was established at $.001 per share.  The above table reflects the application of the 80:1 share exchange between the BVI corporation and Asian Trends Media Holdings, Inc. of Florida.

[2] The percentage held in the event the Selling Security Holders sell all of their 1,000,000 shares in the Offering.

All of the shares offered by this prospectus may be offered for sale, from time to time, by the selling shareholders, pursuant to this prospectus, in one or more private or negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices for the duration of this offering. The selling shareholders may effect these transactions by selling their shares directly to one or more purchasers or to or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions. Each of the selling shareholders has not been declared an "underwriter" within the meaning of the Securities Act in connection with each sale of shares. Upon execution of a stock subscription agreement each purchaser specifically acknowledged that he/she was acquiring the shares for their personal investment and not with a view to resale. The selling shareholders will pay all commissions, transfer taxes and other expenses associated with their sales. In the event the selling security holders sell all of their shares in the secondary offering they will own no shares in the company upon completion of the secondary offering.

Each selling shareholder acquired their shares under the exemption provided by Rule 4(2) or Rule 4(6) of the Securities Act of 1933, as amended or exempt under Regulation S of the Securities Act of 1933, as amended.  The shares were not a part of a public offering.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling security holders to sell their shares on a continuous basis for a period of nine months after this registration statement is declared effective. The selling security holders may sell some or all of their common stock in one or more transactions, including block transactions:

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On such public markets as the common stock may from time to time be trading,

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In privately negotiated transactions,

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Through the writing of options on the common stock,

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In short sales, or

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In any combination of these methods of distribution.

The sales price to the public is fixed at $1.00 per share for nine months after our registration statement is declared effective.  In the event the shares of our common stock are traded on the OTCBB or other such exchange prior to the nine-month period, the shares will continue to be sold at the fixed price of $1.00 per share or at currently prevailing market prices if and when our shares are traded on an exchange.  Although we intend to apply to have our common stock traded on the OTCBB, a public market for our common stock may never materialize.

Upon effectiveness of this registration statement, the selling security holders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer, participating in such transactions as agent, may receive a commission from either the selling security holder or, if they act as agent for the purchaser of such common stock, from the purchaser. The selling security holders will likely pay the usual and customary brokerage fees for such services.  The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority or independent broker-dealer will not be greater than eight percent (8%) for the sale of any securities being registered.

We can provide no assurance that all or any of the common stock offered will be sold by the selling security holders named in this prospectus.

As of December 31, 2007, we have expended approximately $60,000 of the estimated $124,030.70 cost of this offering. We are bearing all costs relating to the registration of the common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling security holders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of shares of our common stock. The selling security holders are not underwriters as defined in the 1933 Securities Act, as amended and any broker-dealers who execute sales for the selling security holders are "underwriters" within the meaning of the Securities Act in connection with such sales. Upon execution of a stock subscription agreement each purchaser specifically acknowledged that he/she was acquiring the shares for their personal investment and not with a view to resale. In particular, during such times as the selling security holders sell their common stock, they must comply with applicable law and may, among other things, be required:

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Not to engage in any stabilization activities in connection with our common stock;

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Furnish each broker or dealer through which shares of our common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

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Not to bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of shares. Under Regulation M, the selling security holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling security holder is distributing shares covered by this prospectus. Accordingly, the selling security holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling security holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings nor are any contemplated by us at this time.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The name and age of our director and executive officer are set forth below. Our By-Laws provide for not less than one and not more than fifteen directors. All directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Table 2.0 Director and Executive Officer

Name	Age	Position
Zhi Jian Zeng	45	President/CEO/Chairman of the Board of Directors[1]
[1] This is the first Directorship of a reporting company held by Mr. Zeng.

Background of Executive Officers and Directors

- Zhi Jian Zeng is a professional accountant in China.  He completed his undergraduate work in professional accounting in China.  He has more than twenty (20) years experience in finance and accounting.  He served as a senior finance and accounting professional in several Chinese companies.  From 1981-86 he was Accountant at the Food bureau of Loudi City of Hunan Province in China.  From 1986 to 1995 he was Assistant Manager and then the Finance Manager of Foreign Tea Company at Shaoyang City of Hunan Province.  He worked briefly in 1996-97 at Jinda Plastics and Metals Products (Shenzhen) as Head of Accounting.  From 1997 to 2005 he worked at the Great East Packaging Holding Limited.  He began as the finance Manager and was promoted to the post of Financial Controller.  Since 2005 he has been with the founders of Asian Trends to organize the basic platform of the company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of shares of our common stock with respect to stockholders who were known by us to be beneficial owners of more than 5% of our common stock as of December 31, 2007, and our officers and directors, individually and as a group. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to such shares of common stock.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC") and generally includes voting or investment power with respect to securities. In accordance with the SEC rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees, if applicable. Subject to community property laws,

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where applicable, the persons or entities named in Table 1.0 (See "Selling Security Holders") have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Table 3.0 Beneficial Ownership

		Amount and Nature of Beneficial Ownership		Percent of Class [1]
Title of Class	Name and Address of Beneficial Owner	Before Offering	After Offering	Before Offering	After Offering
Common Stock	Zhi Jian Zeng 3rd Floor, Consortium Building 204-206 Nathan Road Kowloon, Hong Kong	3,000,000	3,000,000	75.00%	75.00%
[1] The percentages assume the selling security holders sell the entire 1,000,000 shares being registered.

DESCRIPTION OF SECURITIES

General

We are authorized to issue up to 500,000,000 shares of common stock, $0.001 par value per share, of which 4,000,000 shares are issued and outstanding.

Common Stock

Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges or any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights.

All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable as determined by our legal counsel, Diane J. Harrison, Esq. whose opinion appears elsewhere as an exhibit to this prospectus.

Preferred Stock

We currently have a class of blank check preferred stock that may be issued by the Board of Directors according to terms established by the Board.  However, we have no provisions to issue preferred stock at this time.

Debt Securities

We currently have no provisions to issue debt securities.

Warrants

We currently have no provisions to issue warrants.

Dividend

We have paid no cash dividends on our common stock in the years 2006 and 2007. We anticipate that any earnings, in the foreseeable future, will be retained for development and expansion of our business and we do not anticipate paying any further cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends with respect to our common stock based on our financial condition, results of operations, capital requirements, contractual obligations, and other relevant factors.

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Shares Eligible for Future Sale

Upon the effectiveness of the registration statement, of which this prospectus forms a part, we will have 1,000,000 outstanding common shares registered for sale by the selling shareholders in accordance with the Securities Act of 1933.

Prior to this registration, no public trading market has existed for shares of our common stock. The sale or availability for sale of substantial amounts of common stock in the public trading market could adversely affect the market prices for our common stock.

Transfer Agent and Registrar

We have engaged the services of Island Stock Transfer Inc., 100 2nd Avenue South, Suite 300N, St. Petersburg, Florida, 33701, to act as transfer agent and registrar.

INTEREST OF NAMED EXPERTS AND COUNSEL

Madsen & Associates, C.P.A., Inc., independent certified public accountant, whose reports appear elsewhere in this registration statement, was paid in cash for services rendered. Therefore, they have no direct or indirect interest in us. Madsen's report is given based on their authority as an expert in accounting and auditing.  Madsen & Associates, C.P.A., Inc. has provided audited financials for Asian Trends Media Holdings, Inc. for December 31, 2006 and December 31, 2007.

Harrison Law, P.A. is the counsel who has given an opinion on the validity of the securities being registered which appears elsewhere in this registration statement has no direct interest in the Company.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, Article XII does include a provision for indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article X, Section 3, also permit us to indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as appropriate and to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of Asian Trends Media Holdings, Inc. pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

The Company was incorporated under the laws of Hong Kong on October 15, 2004 under the name Lead Zone Asia Limited.  A name change was completed on December 17, 2004 changing the name to Today’s Media Limited. The company later filed articles of incorporation in the British Virgin Islands under the name Better Global, Inc.  In December 2007 the company did a share exchange with a British Virgins Islands corporation formed by Today’s Media to domicile in the British Virgin Islands, Better Global, Inc. for purposes of re-domiciling the company to file a registration statement with the U.S. Securities and Exchange Commission.  After diligent discussions with its counsel and accountants, the company re-domiciled, again, but this time to the United States forming Asian Trends Media Holdings, Inc., a Florida corporation, on December 20, 2007.   A share exchange between the British Virgin Islands corporation, Better Global, Inc., and the Florida corporation, Asian Trends Media Holdings, Inc., was completed.

We have not been involved in any bankruptcy, receivership or similar proceedings since inception nor have we been party to a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business. We do not foresee any circumstances that would cause us to alter our current business plan within the next twelve months.  In the event we need to raise additional capital, we will seek funds from private sources.

The Company has had no related transactions with any related persons, promoters or control persons that have had an interest in our business.

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DESCRIPTION OF BUSINESS

Business Development

Asian Trends Media Holdings, Inc. began operations in October of 2004. The company was incorporated on October 15, 2004 under the Companies Ordinance Chapter 32 in Hong Kong under the name Lead Zone Asia Limited and subsequently on December 14, 2004 changed its name to Today’s Media Limited.   On the 28th day of November 2007 the Company formed a British Virgin Islands corporation under the name of Better Global, Inc. for the purposes of a share exchange to re-domiciling to Florida to be a domestic company in the United States.  On December 20, 2007 the Company formed Asian Trends Media Holdings, Inc., a Florida corporation to complete a share exchange for purposes of completing the re-domiciling to the United States.  The company operates under the name of Today’s Media Limited in Hong Kong.

In its early stages, Asian Trends (dba Today’s Media), spent a great deal of time developing client relationships with suppliers of electronic equipment that we believe are key to our product/service offerings.  The company purchases plasma/LCD TV panels and installs them in the spaces rented from shopping malls, restaurant chains and outlet chains.  Once the panels were installed, we (Asian Trends dba Today’s Media) began selling air time to clients to advertise on our out of home displays.

To increase sales we retained the services of an outside sales agent, Direct Outdoor Television Limited (HK) (“DOTV”).  DOTV markets airtime on our set locations and then pays a commission to us for all revenues generated for our airtime.

Initially we provided our own general and administrative support for our operations.  As the relationship with DOTV grew we outsourced our general and administrative services to DOTV to reduce our direct costs. With this change it allowed our company to develop production of ad commercials for our clients and a secondary source of revenue.

As a result of our relationship with DOTV, we are seeking to enter the Internet advertising arena as an additional source of revenue and to compete more effectively with our competitors.

We currently have ten (10) regular paid employees. Our staff includes our CEO as well as sales & account manager, and production and site acquisition personnel.  For the years ended March 31, 2006 and 2007, our CEO Mr. Zeng did not receive any cash or stock compensation.

Our Business

(1)  Principal Products or Services and Their Markets

We rent space from shopping malls, restaurant chains and outlet chains in Hong Kong and install plasma/LCD TV panels in the rented spaces to provide advertising for our clients.  We provide advertising agency services for production of commercial ads for our clients.

Our Digital Out-of-home Advertising Network, which focuses on providing out-of-home advertising through LCD flat-panel television displays and LED billboards, movie screens, and poster and digital frames, includes our commercial location network and in-store network.

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Our commercial location network is comprised of our LCD display network of flat-panel television displays placed in high-traffic areas of commercial and public buildings marketed to advertisers as a network or as separate channels targeting different types of consumer and our outdoor LED billboard network of leased LED digital billboards installed in major shopping districts and other locations with high pedestrian traffic in Hong Kong.

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Our in-store network is comprised of our LCD display network of flat-panel television displays placed in specific product areas inside stores with high-traffic concentrations such as selected consumer product sections, the main aisles and check-out lines in large-scale chain retail stores, or hypermarkets, audio/music stores, as well as inside selected restaurants, as well as inside selected supermarkets and convenience stores.

(2) Distribution Methods of our products

The primary delivery of our plasma/LCD TV panels is through our office location in Hong Kong.  The placement of our panels is done directly by our in-house site acquisition team or through our sales agent, DOTV.  Our network provides advertisers with multiple advertising media to reach their target audience. Our network currently enables advertisers to reach (1) consumers with higher than average incomes through our commercial location network, (2) consumers at the point-of-purchase through our in-store network, and (3) urban consumers throughout the day via our strategically placed outdoor LED billboards in shopping and high pedestrian traffic areas.  By offering advertisers a range of advertising media that can reach consumers during different times of the day in a wide variety of locations, we believe our network has enhanced appeal to advertisers over competitors who offer limited advertising media or channels to advertisers.  We believe that by offering multiple advertising media platforms, we enable advertisers to reach a wide

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range of consumers with complementary and mutually reinforcing advertising campaigns and are better able to attract advertisers who want to reach targeted consumer groups through a number of different advertising media in different venues and at different times of the day.

Relationships with Location Providers

We install our flat-panel displays in selected spaces we lease in office buildings and other commercial locations, chain retail stores, audio/music stores and selected restaurants. Establishing and maintaining long-term relationships with landlords and property managers is a critical aspect of our business. We employ a team of site acquisition personnel in Hong Kong who are responsible for identifying desirable locations, negotiating display and frame placement agreements and engaging in ongoing site placement relations.

In addition to helping us expand our network, our site acquisition personnel ensure that the needs and concerns of landlords and property managers are being met and addressed effectively and on a timely basis. These concerns generally include ensuring that the flat-panel displays are properly installed and are in proper working condition. We undertake to landlords and property managers in our network to maintain the proper operation of our flat-panel displays. We generally rely on our own employees to install, maintain, monitor and repair our flat-panel displays.

We believe that landlords and property managers generally do not view us as a major source of revenue and are instead primarily attracted to our flat-panel displays as an innovative and visually pleasing medium that complements their public areas and that provides an engaging means of conveying building-related information to their tenants.

Our display placement agreements have initial terms for three (3) years. As of December 31, 2007, we had the right under the majority of our display placement agreements to renew the display placement agreements provided that the terms offered by us are no less favorable than those offered by competing bidders. The rental terms and fees under our display placement agreements vary considerably depending on the city, location of the building, size of the building and number of flat-panel displays that may be installed. Under our display placement agreements, we retain ownership of the flat-panel displays.  Our agreements are typically non-written in nature.

(3) Status of Any Publicly Announced New Product or Service.

We have not developed any new or unique products or services that would make us stand above our competition. Instead, we have chosen to refine and enhance the availability of the plasma/LCD TV panels and other types of out-of-home advertising.  Since commencing our current business operations in October 2004, we have created an advertising network that:

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Targets Segmented Consumer Groups.  Our flat-panel LCD displays and LED billboards are primarily placed in venues that have a high concentration of consumers with higher-than-average disposable incomes or that have a high concentration of consumers who are likely to be interested in particular types of products and services. As a result, our network enables advertisers to target consumers with demographic profiles attractive to them. Moreover, our network allows advertisers to further segment these consumers through separate specified advertising channels, such as travel, fashion, elite, IT mall and healthcare channels, which are marketed as stand-alone channels of our commercial location network. Because our network is able to target specific consumer groups, it allows advertisers to more cost-effectively reach consumers with demographic profiles desirable to them.

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Reaches Captive Viewers in Low Distraction Environments.  Our displays are placed in strategic locations where there are few broadcast or display media competing for viewers’ attention, which we believe increases the effectiveness of our network.

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Tailors advertising solutions.  We are able to offer tailored advertising solutions to our customers to enable them to target the consumers and locations that are most important to them. For example, we are increasingly providing custom advertising packages to our customers that focus exclusively on a certain suite of buildings, networks and channels according to their requests and needs.

We believe these characteristics and advantages of our business model have made us an effective and well-accepted alternative advertising medium with a strong market position that enables us to compete successfully in Hong Kong’s advertising market.

(4) Our Competition

We compete with other advertising companies in Hong Kong including companies that operate out-of-home or telecommunications-based advertising media networks, such as JCDecaux, ClearMedia, WPP and CGEN. We compete for advertising clients primarily on the basis of network size and coverage, location, price, the range of services that we offer and our brand name. We also compete for overall advertising spending with other alternative advertising media companies, such as Internet, wireless telecommunications, street

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furniture, billboard, frame and public transport advertising companies, and with traditional advertising media, such as newspapers, television, magazines and radio.

In order to compete effectively in the advertising industry a company must understand and then respond to the needs of the customers. Many of our competitors have greater financial resources than we have, enabling them to finance acquisition and development opportunities or develop and support their own operations. In addition, many of these companies can offer additional products and services not provided by us. Many may also have greater name recognition. Our competitors may have the luxury of sacrificing profitability in order to capture a greater portion of the market. They may also be in a position to accept lower fees than we would for the same customer. Consequently, we may encounter significant competition in our efforts to achieve our internal and external growth objectives. Our competitors have methods of operation that have been proven over time to be successful.

(5) Sources and Availability of Raw Materials

Out-of-home television advertising is a relatively new advertising medium that owes its development in large part to the emergence of new technologies, such as low-cost, light-weight, flat-panel television displays and compact storage technology. The primary hardware required for the operation of our business consists of components that comprise the flat-panel displays we use in our advertising network. We also develop and install software in our flat-panel displays to assist us with the configuration, editing and operation of our advertising content cycles. Maintaining a steady supply of our proprietary flat-panel displays is important to our operations and the growth of our advertising network.

We do not design the distinctive shape of our flat-panel displays.  We do however identify suppliers of component parts used in our displays and contract the assembly of our flat-panel displays to third-party contract assemblers. Our contract assemblers are responsible for purchasing the component parts from suppliers we identify each month and assembling the flat-panel displays according to our specifications using components purchased in off-the-shelf form from wholesale distributors. We select component suppliers based on price and quality. As there are many qualified alternative suppliers for our equipment, our obligation to our current contract assemblers is not exclusive. We have never experienced any material delay or interruption in the supply of our flat-panel displays.

At this time we do not see a critical dependence on any supplier(s) that could adversely affect our operations.  Over the last two and one half (2 1/2) years, we have developed relationships with many suppliers.  Since we deal with hi-tech electronic equipment there are potential problems with electronic components that can impact our operation.  Manufacturers that produce our electronic equipment are subject to a number of threats such as a shortage of electronic parts, a rapid change in technology that may make our product offering obsolete, employee disruptions, power failures that may cause our clients economic harm and damage to our equipment.

(6) Dependence on Limited Customers

We do not have to rely on any one or a limited number of customers for our business. We expect to increase our customer base as we continue to grow our business. Our target markets are not limited geographically so we do not have to rely on just a few clients for business.  The company has steadily increased its revenues due to an expanding client base.  We believe that our client base will continue to expand.

We believe we will operate one of the premier digital out-of-home advertising networks in Hong Kong based on the number of locations and the number of displays in our network. As of December 31, 2007, we operated 178 flat-panel displays installed in Hong Kong

(7) Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements or Labor Contracts

We believe that the value of our advertising network derives from its effectiveness in reaching a large number of consumers with higher-than-average disposable incomes in urban areas. To a great extent, our business model does not rely on advanced or sophisticated technology or on proprietary trade secrets because our flat-panel displays are assembled with components purchased in off-the-shelf form from wholesale distributors. We endeavor to protect certain of the designs and operating software we use in each generation of our flat-panel displays. We currently do not hold design patents for our model of flat-panel display and our software. We have the right to use several trademarks relating to the “Today’s Media” brand name in Hong Kong.

We do not know if we will file any trademark applications that will lead to registered trademarks with the scope of the goods and services we seek, if at all or whether any trademark we may register in the future will be challenged or invalidated. (See Risk Factor on “Unauthorized use of our intellectual property by third parties, and the expenses incurred in protecting our intellectual property rights, may adversely affect our business.  We have not obtained copyright registration for our software. We will continue to assess

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appropriate occasions for seeking trademark, copyright and other intellectual property protections for those aspects of our business that we believe provide significant competitive advantages.

However, in the future, our success may depend in part upon our ability to preserve our trade secrets, obtain and maintain patent protection for our technologies, products and processes, and operate without infringing upon the proprietary rights of other parties. We may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, we cannot guaranty that:

(a)

these agreements will not be breached;

(b)

we would have adequate remedies for any breach; or

(c)

our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

We cannot guaranty that our actions will be sufficient to prevent imitation or duplication of our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights.

(8) Need for Government Approval of Principal Products or Services

Business License for Advertising Companies

The principal regulations governing advertising businesses in Hong Kong are defined by the Hong Kong Broadcasting Authority. These regulations stipulate that companies that engage in advertising activities must obtain from the local government a business license which specifically includes operating an advertising business within its business scope. Companies conducting advertising activities without such a license may be subject to penalties, including fines, confiscation of advertising income and orders to cease advertising operations. The business license of an advertising company is valid for the duration of its existence, unless the license is suspended or revoked due to a violation of any relevant law or regulation. We do not expect to encounter any difficulties in maintaining our business licenses.

Advertising Content

The Hong Kong Broadcasting Authority regulates advertising laws and have set forth certain content requirements for advertisements in Hong Kong which include prohibitions on, among other things, misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest. Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are prohibited. It is prohibited to disseminate tobacco advertisements via broadcast or print media. It is also prohibited to display tobacco advertisements in any waiting lounge, theater, cinema, conference hall, stadium or other public area. There are also specific restrictions and requirements regarding advertisements that relate to matters such as patented products or processes, pharmaceuticals, medical instruments, agrochemicals, foodstuff, alcohol and cosmetics. In addition, all advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals advertised through radio, film, television, newspaper, magazine, out-of-home and other forms of media, together with any other advertisements which are subject to censorship by administrative authorities according to relevant laws and administrative regulations, must be submitted to the relevant administrative authorities for content approval prior to dissemination. We do not believe that advertisements containing content subject to restriction or censorship comprise a material portion of the advertisements shown on our network.

Advertisers, advertising operators and advertising distributors are required by the Hong Kong Broadcasting Authority to adhere to advertising laws and regulations to ensure that the content of the advertisements they prepare or distribute are true and in full compliance with applicable law. In providing advertising services, advertising operators and advertising distributors must review the prescribed supporting documents provided by advertisers for advertisements and verify that the content of the advertisements comply with applicable laws and regulations. In addition, prior to distributing advertisements for certain commodities which are subject to government censorship and approval, advertising distributors are obligated to ensure that such censorship has been performed and approval has been obtained. Violation of these regulations may result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. We employ qualified advertising inspectors who are trained to review advertising content for compliance with relevant laws and regulations.

Outdoor Advertising

Hong Kong law stipulates that the exhibition and display of outdoor advertisements must not:

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•

utilize traffic safety facilities and traffic signs;

•

impede the use of public facilities, traffic safety facilities and traffic signs;

•

obstruct commercial and public activities or create an eyesore in urban areas;

•

be placed in restrictive areas near government offices, cultural landmarks or historical or scenic sites; and

•

be placed in areas prohibited by the local governments from having outdoor advertisements.

(9) Government Regulation

The Hong Kong Broadcasting Authority has defined that no license is required for any video broadcast with less than 5,000 fixed address locations.  We do still maintain a normal business license that is obtained through an easy application that is renewed on an annual basis.

(10) Research and Development During The Last Two Fiscal Years

We intend to continue to develop a more advanced model of flat-panel display that uses mobile communications and wireless technology to receive, store, configure and play back advertising content. Whether or not we deploy this newer technology will depend upon the cost of the equipment and our network security.  We are also developing related software systems that will enable us to configure and run the content on our advertising network in conjunction with mobile communications systems. We also continue to develop proprietary software and systems in connection with the operation of and provision of services through our online advertising services business.

(11) Cost and Effects of Compliance with Environmental Laws

We are not directly subject to any environmental laws in Hong Kong.

(12) Our Employees

As of December 30, 2007, we have 10 regular paid employees.  We currently have no key employees, other than Mr. Zeng our CEO/President/Director and a 75% shareholder in our company, who is not receiving pay or other stock benefits for his performance other than that disclosed in our Executive Compensation tables. There are no key consulting contracts with any individuals or companies at this time.

Reports to Security Holders

We will file reports and other information with the U.S. Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings will be available to you free of charge at the SEC's web site at www.sec.gov.

We are not required by the Florida Revised Statutes to provide annual reports. At the request of a shareholder, we will send a copy of an annual report to include audited financial statements. In the event we become a reporting company with the SEC, we will file all necessary quarterly and annual reports.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

The following management's discussion, analysis of financial condition, and results of operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this prospectus. This section of our prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are an operating company that is seeking to continue to grow its operations. We have an operating history and have generated revenues from our activities that have produced net losses in years in which it has been fully operational. We have yet to undertake any direct major expansion activity. Any growth that is achieved by the Company is done so through the skill of our management and sales team.  We do have a specific business plan for expansion.  However our growth has been a natural progression of our business gaining customers and sales.

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Our Board of Directors believes that we can expand as an on-going business during the next twelve months. Since we are not generating profits from our operations that can pay for our expansion of operations management knows it must raise additional capital.  We may raise cash from sources other than our operations. Our only other source for cash at this time is investment by others in the Company. We have not solicited investment from any investment banks, private equity firms or venture capital firms at this time.

Our future financial success will be dependent on the continued success of our operations. Our future cash flows, if any, are impossible to predict at this time. The realization value from any growth is largely dependent on factors some of which are in our control and others that are beyond our control such as increased competition and higher costs of the hi-tech equipment that we use.

Results of Operations

General

The following table shows our revenues, expenditures and net income for the years ended December 31, 2007 and 2006.

Table 4.0 Revenues, Expenditures and Net Income

YEAR	REVENUE[1]	EXPENSES	NET INCOME[2] (LOSS)
2007	$154,974	$449,571	($294,597)
2006	$111,902	$736,706	($624,804)
1. Our Revenues include our revenues from operations as well as all other income listed separately in our financial statements.
2. Our Net Income (Loss) includes all expenses as well as all other expenses listed separately in our financial statements.

Results of Operations for the Year Ended December 31, 2007

For the year ended December 31, 2007 we had revenues of $154,974.  Our expenses for the period were $449,571 for a loss of $($294,597) for the year ended December 31, 2007.  Our revenues increased by $39,574 or 35% from the previous year. Our expenses decreased by $147,698.  The major decreases in expenses were in content management service fees and broadband charges.  Management attributes these decreases in our change from providing our own general and administrative functions to outsourcing these segments of our operations. Since we had an operating loss we had no provision for income tax. We then had a loss of $($294,597) or ($.07) per share diluted.

Our cash flow showed and (increase) of ($172,716) in our deposits, prepayments and other receivables as well as an increase of $585,113 in other payables and accruals.  From our investing activities we had a net cash inflow from the proceeds of $57,020 from the disposal of plant and equipment.  Our financing activities showed a net cash outflow of ($252,549) from the repayment of bank loans and finance lease obligations.  We realized a net increase in cash and cash equivalents of $20,159 when added to our cash and cash equivalents at the beginning of the year of $24,750 gives us cash and cash equivalents at the end of the year of $44,909.

The following Statement of Operations reflects our current financial position.  Our Statement of Operations reflects a line item disclosure of our operations between the years ended December 31, 2007 and 2006.

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ASIAN TRENDS MEDIA HOLDINGS, INC.

STATEMENT OF OPERATIONS

	December 31, 2007	December 31, 2006
Revenue	$154,974	$111,902

Cost of sales
Cost of goods sold	-	8,068
Depreciation	68,640	73,384
License fee	2,423	77,128
Exclusive right	5,128	15,128
Content management service fee	23,077	51,154
Plasma display rental	2,564	12,821
Broadband charges	13,568	25,415
	115,400	263,098

Gross profit (loss)	39,574	(151,196)

Selling and marketing expenses
Advertising fee	-	1,652
Commission paid	8,654	23,077
	8,654	24,729

General and administrative expenses
Administrative service fee	128,205	-
Audit fee	1,923	1,923
Bad debt expenses	-	31,835
Bank charges	398	3,400
Business registration fee	333	333
Cleaning expenses	615	1,210
Depreciation	12,172	21,279
Electricity and water	831	2,841
Entertainment	-	1,957
Impairment loss on receivables	8,197	-
Insurance	5,741	4,500
Internet charges	-	627
Loss on disposal of fixed assets	-	83,142
Management fee	-	10,769
Mandatory Provident Fund contributions	4,243	16,501
Motor vehicles expenses	-	3,316
Newspapers and magazine	-	476
Office supplies	87	283
Postage and courier	-	38
Printing and stationery	1,622	886
Professional fee	73,174	2,342
Provision for bad and doubtful debts	-	11,538
Rent and rates	13,076	37,680
Repairs and maintenance	507	526
Salaries	43,891	171,110
Sundries	5,564	4,240
Telephone	4,740	8,122
Traveling	348	3,524
	305,667	424,398

Net loss from operations	(274,747)	(600,323)

Other Income (Expense)
Other income	-	12,006
Interest expense	(19,850)	(36,487)
Total Other Income (Expense)	(19,850)	(24,481)

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Net loss before provision for income taxes	(294,597)	(624,804)

Provision for income taxes	-	-

Net loss	$(294,597)	$(624,804)

Net loss per share, basic and dilute	$(0.07)	$(0.16)

Weighted average number of shares	4,000,000	4,000,000

Results of Operations for the Year Ended December 31, 2006

During the year ended December 31, 2007, we had revenues of approximately $111,902.  We had a net income from operations of ($600,323).  We had an additional income of $12,006 and interest expense of ($36,487) for a loss before tax of ($624,804).  We had no provision for income tax due to our loss or a net loss per share of $0.16 per share diluted.

We did have cash flow from investing activities for the year ended December 31, 2006. Our net cash outflow from investing activities of (84,857) was due to the purchase of plant and equipment of ($108,062) and proceeds from the sale of plant and equipment of $23,205. Our financing activities showed $42,308 at the inception of a new finance lease and ($80,311) and ($158,334) for repayment of bank loans and finance lease obligations respectively for a net cash outflow from financing activities of ($196,337).  After our net cash flow from operating activities of $273,257 and then making allowance for our investing activities of ($84,857) and financing activities of ($196,337) we had a net increase in cash and cash equivalents of ($7,937).  When added to our cash and cash equivalents of $32,687 at the beginning of the year we have cash and cash equivalents of $24,750 at the end of the year December 31, 2006.

While we do not foresee any circumstances or events that will have an adverse impact on our operations, changes in the current economic environment on a macro and micro level as well as potential changes in consumer spending and environmental changes could impact our operations. We did increase our revenues by approximately $43,072 from 2006 to 2007 year end.  Our expenses during the same period decreased on a real dollar basis however we still had a loss from operations.  Thus, we do not expect to satisfy our current cash requirements for the next twelve months. However, we believe that our ability to sell additional securities in our company or obtain additional credit facilities will provide the cash need for the next year.

Liquidity & Capital Resources

Our internal liquidity is provided by our operations. Our total current assets exceed our current liabilities by over $111,000.  Management believes that in the fiscal year 2008 the Company will show a small profit after allowance for taxes and operations should be sustainable in the long-term of at least twelve (12) months as a result of this net income and addition income from the sale of securities and additional credit facilities.  Management maintains positive business and credit relationships with the Company’s banks.  As a result of these continuous relationships our credit facilities for short term credit is very strong.

Bank Credit Facilities

Management does not foresee any problems with continued support from banks that we currently do business with.

Bank loans as of December 31, 2007 and 2006 included bank installment loans.  Bank loans of the Company as of December 31, 2007 and 2006 were summarized as follows:

	Interest rate		Bank loans balance
	As of December 31,		As of December 31,
Name of bank	2007	2006	2007	2006
DBS Bank (Hong Kong) Ltd.	8.75%	8.75%	-	$67,037
Fubon Bank (Hong Kong) Ltd.	8.75%	8.75%	-	8,761
			-	$75,798

All bank loans were unsecured and guaranteed by Mr. Stetson Chung and the Government of Hong Kong Special Administrative Region under the Small and Medium Enterprises Loan Guarantee Scheme.

Interest expenses for the bank loan were $3,519 and $11,507 for the years ended December 31, 2007 and 2006, respectively.

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While the capital resources of the company are stable from a cash perspective, the credit of the Company for debt financing if necessary is extremely strong due to our strong banking relations and the credit facilities provided for our products.  From time to time we do have a need to exercise our credit options on a short term basis due to the nature of our business. The company has established lines of credit with banks and management maintains very strong relations with these banks.  In the event we are unable to generate sufficient funds to continue our business efforts or if the company is pursued by a larger company for a business combination we will analyze all strategies to continue the company and increase shareholder value.  Only under these circumstances would we consider a merger, acquisition, joint venture, strategic alliance, a roll-up, or other business combination to increase business and potentially increase the shareholder value of the Company.  Management believes its responsibility to increase shareholder value is of paramount importance, which means the Company should consider the aforementioned alternatives in the event funding is not available on favorable terms to the Company when and if needed.

Capitalized Leases

As of December 31, 2007 and 2006, the Company had outstanding commitments with respect to the remaining unpaid portion of its capitalized leases on plasma television in the amount of $394,031 and $570,782, respectively.  The Company has capitalized these financing leases, which were entered into for the purchase of plasma television and the motor vehicle.

Finance leases of the Company as of December 31, 2007 and 2006 are summarized as follows:

	Effective interest rate
	As of December 31,		As of December 31,
Name of banks	2007	2006	2007	2006
Hong Kong Bank	11.830%	11.830%	$26,686	$34,516
DBS Bank (Hong Kong) Ltd.	7.000% to 9.000%	8.875% to 9.150%	342,145	445,398
Fubon Bank (Hong Kong) Ltd.	7.670%	7.670%	25,200	90,868
			$394,031	$570,782
Less:
Repayable after one year but within two years			140,429	143,945
Repayable after two years but within five years			84,843	247,533
Current portion			$168,759	$179,304

The maturities of finance leases are as follows:

		As of December 31,
Name of lessor	Maturity	2007	2006
DBS Bank (Hong Kong) Limited	Jan 2010	$88,996	$121,742
DBS Bank (Hong Kong) Limited	Dec 2010	253,149	323,656
Fubon Bank (Hong Kong) Limited	May 2008	25,200	90,868
Hong Kong Bank Limited	Jan 2010	26,686	34,516
		$394,031	$570,782

Interest expenses for the finance leases were $16,331 and $24,980 for the years ended December 31, 2007 and 2006, respectively.

Management believes that the availability of finance leases on favorable terms add to our ability to have the liquidity necessary to continue to conduct operations.

Concentration of Credit Risk

	As of December 31,
	2007	2006
Accounts receivable	$17,359	$26,238
Less: Allowance for doubtful accounts	(11,538)	(11,538)

Accounts receivable, net	$5,821	$14,700

Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. At December 31, 2007 and 2006, one customer accounted for 100% and 88% of the Company's accounts receivable,

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respectively.  The Company regularly monitors the creditworthiness of its customers and believes that it has adequately provided for exposure to potential credit losses.

Deposits, Prepayments and Other Receivables

Deposits consist of payments and deposits made by the Company to third parties in the normal course of business operations with no interest being charged and no fixed repayment terms. These payments are made for the places and services that are used by the Company for its current operations.

The Company evaluates the amounts recorded as deposits, prepaid expenses and other receivables on a periodic basis and records a charge to the current operations of the Company when the related expense has been incurred or when the amounts reported as other receivables is no longer deemed to be collectible by the Company

Deposits, prepayment and other receivables as of December 31, 2007 and 2006 are summarized as follows:

	As of December 31,
	2007	2006
License fee deposits	$14,590	$18,996
Rental deposit	-	5,783
Prepayment	2,221	3,504
Other receivables	406,561	-
Total	$423,372	$28,283

Other receivables of $406,561 as of December 31, 2007 represented a non interest bearing loan due from a third party individual to the Company.  It shall be settled in full within 12 months from the date of the report.

Going Concern

The accompanying financial statements are presented on a going concern basis.  The Company has incurred significant operating losses of $ 284,597 for the year ended December 31, 2007 and $ 624,804 for the year ended December 31, 2006.  This condition raises substantial doubt about the Company’s ability to continue as a going concern.  Management plans to raise funds through debt and/or equity offerings to fund its operations over the next twelve months.

DESCRIPTION OF PROPERTY

Our principal business location is 3rd Floor, Far East Consortium Building, 204-206 Nathan Road, Kowloon, Hong Kong.  We do not own our furniture, computers, ancillary equipment, and office supplies.  Our offices are located on the premises of our distributor, DOTV.  The cost of our rent, equipment and general and administrative services are a part of our operating agreement with DOTV.  We are charged on a monthly basis for these services.  The fees paid are HK$1,000,000 of (US$128,500) annually.  We do not have any agreement in writing with DOTV at this time.

The services provided by DOTV to our Company are as follows:

•

DOTV will provide office space to Asian trends

•

Asian Trends may access office supplies and equipment for daily use

•

DOTV shall provide accounting services to Asian Trends

•

DOTV shall provide any necessary human resource services as needed by Asian trends

•

DOTV shall provide office management services as needed by Asian Trends

These services are provided in addition to the efforts of the current staff of Asian Trends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of our knowledge there are no transactions involving any director, executive officer, or any security holder who is a beneficial owner or any member of the immediate family of the officers and directors.

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AUDIT COMMITTEE

We do not have an audit committee that is comprised of any independent director. As a company with less than $25,000,000 in revenue we rely on our President/CEO/Director Zhi Jian Zeng for our audit committee financial expert as defined in Item 407(d)(5)(i)(A)(2) of Regulation S-K promulgated under the Securities Act. Our Board of Directors acts as our audit committee. The Board has determined that the relationship of Mr. Zeng as our President/CEO/Director of our company and our audit committee financial expert is not detrimental to the Company. Mr. Zeng has an understanding of GAAP and financial statements; the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves in a fair and impartial manner; has experience analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to or exceed the breadth and complexity of issues that can reasonably be expected to be raised by the small business issuer’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions. Mr. Zeng has gained this expertise through his formal education and experience with over fifteen years of business experience. He has specific experience coordinating the financials of the company with public accountants with respect to the preparation, auditing or evaluation of the company’s financial statements.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is not quoted or traded on any quotation medium at this time. We intend to apply to have our common stock included for quotation on the FINRA OTC Bulletin Board. There can be no assurance that an active trading market for our stock will develop. If our stock is included for quotation on the FINRA OTC Bulletin Board, price quotations will reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

 Should a market develop for our shares, the trading price of the common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats, or new services by us or our competitors, changes in financial estimates by securities analysts, conditions or trends in Internet or traditional retail markets, changes in the market valuations of other equipment and furniture leasing service providers or accounting related business services, announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, additions or departures of key personnel, sales of common stock and other events or factors, many of which are beyond our control. In addition, the stock market in general, and the market for instant messaging business services in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially adversely affect the market price of the common stock, regardless of our operating performance.

 Consequently, future announcements concerning us or our competitors, litigation, or public concerns as to the commercial value of one or more of our products or services may cause the market price of our common stock to fluctuate substantially for reasons which may be unrelated to operating results.  These fluctuations, as well as general economic, political and market conditions, may have a material adverse effect on the market price of our common stock.

At the present time we have no outstanding options or warrants to purchase securities convertible into common stock.  There are 1,000,000 shares of common stock that could be sold by shareholders according to Rule 144. The 1,000,000 shares that are considered 144 eligible will only qualify once our company has been fully reporting for at least ninety (90) days.

Cash dividends have not been paid during the last three (3) years. In the near future, we intend to retain any earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. The declaration and payment of cash dividends by us are subject to the discretion of our board of directors. Any future determination to pay cash dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant at the time by the board of directors. We are not currently subject to any contractual arrangements that restrict our ability to pay cash dividends.

 We have twenty-seven (27) stockholders of record of our common stock as of December 31, 2007.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer, and the most highly compensated employees and/or executive officers who served at the end of the fiscal years December 31, 2006 and 2007 whose salary and bonus exceeded $100,000 for the fiscal years ended December 31, 2006 and 2007 for services rendered in all capacities to us. The listed individuals shall be hereinafter referred to as the "Named Executive Officers."

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Table 6.0 Summary Compensation

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Com-pensation ($)	Non-Qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Zhi Jian Zeng[1], CFO/Director	2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

[1]There is no employment contract with Mr. Zhi Jian Zeng at this time. Nor are there any agreements for compensation in the future. A salary and stock options and/or warrants program may be developed in the future.

Table 7.0 Outstanding equity awards for 2007

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value Of Shares Of Units Of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Zhi Jian Zeng, CFO/Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Compensation of Directors

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Table 8.0 Director Compensation for 2007

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Zhi Jian Zeng, CFO/Director	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Additional Compensation of Directors

All of our directors are unpaid. Compensation for the future will be determined when and if additional funding is obtained.

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Board of Directors and Committees

Currently, our Board of Directors consists of Zhi Jian Zeng.  We are not actively seeking additional board members. At present, the Board of Directors has not established any committees.

Employment Agreements

Currently, we have no employment agreements with any of our Directors or Officers.

DISCLOSURE CONTROLS AND PROCEDURES

Our Board of Directors believes that our Chairman/President, Zhi Jian Zeng, has developed disclosure controls and procedures that are in keeping with the intent of the regulations. As our CEO/President with over fifteen (15) years of business experience and experience in coordinating financial information for statements with company accountants, Mr. Zeng and the full Board of Directors find the Company’s disclosure controls and procedures to meet or exceed those required.  Management has the responsibility for establishing and maintaining adequate controls over the financial reporting of our company.  Our controls and procedures include, without limitation, those designed to ensure that information to be disclosed is recorded, processed, summarized and reported within the appropriate time periods and that the information is communicated to management, including its principal executive officer and principal financial officer, as appropriate, regarding timely disclosure.

We believe that management’s assessment of our disclosure controls and procedures are effective in providing the financial disclosure of our company.  Our principal executive and principal financial officer have concluded that as of the end of the period covered by the financial report, the disclosure controls and procedures are effective to:

(1)

ensure that information required to be disclosed in reports filed or submitted under the Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified by the Commission’s rules and forms; and

(2)

ensure that information required to be disclosed in the required reports is accumulated and communicated to the Issuer’s management as appropriate to allow timely decisions regarding required disclosure

INTERNAL CONTROL OVER FINANCIAL REPORTING

Our CEO/President, Zhi Jian Zeng will be providing a full financial reporting and accounting of the Company according to the Generally Accepted Accounting Principles and guidelines established by the American Institute of Certified Public Accountants. The Board of Directors has found no weakness in the controls that have been established and believes that the semi-annual monitoring by the full Board of Directors will keep those who invest in our Company fully informed of the true financial status of the Company at all times. Should there be a change in our internal control over financial reporting, this change or changes will be made available in our reports filed with the Securities and Exchange Commission.

No changes in our internal controls over our financial reporting occurred during the last fiscal quarter for Asian Trends.

CODE OF ETHICS

We adopted a code of ethics as of December 31, 2007 that applies to our principal executive officer, principal financial officer, and principal accounting officer as well as our employees.  Our standards are in writing and will be posted on our website once our site is operational.  Our complete Code of Ethics has been attached to this registration statement as an exhibit.  Our annual report filed with the Securities Exchange Commission will set forth the manner in which a copy of our code may be requested at no charge.  The following is a summation of the key points of the Code of Ethics we adopted:

•

Honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

Full, fair, accurate, timely, and understandable disclosure reports and documents that a small business issuer files with, or submits to, the Commission and in other public communications made by our company;

•

Full compliance with applicable government laws, rules and regulations;

•

The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

•

Accountability for adherence to the code.

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CORPORATE GOVERNANCE

As a small business issuer we are not listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent.  Further, we have not applied for a listing with a national exchange or in an inter-dealer quotation system which has requirements that a majority of the board of directors be independent.  We are not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act respecting any director.  We have conducted regular Board of Director meetings on the last business Friday of each quarter for the last calendar year.  Each of our directors has attended all meetings. We have no standing committees regarding compensation, audit or other nominating committees.  At our annual shareholders meetings, each shareholder is given specific information on how he/she can direct communications to the officers and directors of the corporation.  All communications from shareholders are relayed to the members of the Board of Directors.

EXPERTS

Certain of the financial statements of Asian Trends Media Holdings, Inc. included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Madsen & Associates, C.P.A., Inc., independent certified public accountant, whose reports thereon appear elsewhere herein and in the registration statement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 1, 2007, we engaged Madsen & Associates, C.P.A., Inc., ("Madsen ") as our independent auditor. They are our first auditor and we have had no disagreements with Madsen on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, in connection with its reports.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Asian Trends Media Holdings, Inc. by Harrison Law, P.A., 6860 Gulfport Blvd. South, No. 162, South Pasadena, Florida, 33707.

WHERE YOU CAN FIND FURTHER INFORMATION

Asian Trends Media Holdings, Inc. will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, or information statements and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Asian Trends Media Holdings, Inc. has filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Asian Trends Media Holdings, Inc. and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

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FINANCIAL STATEMENTS

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MADSEN & ASSOCIATES CPA’S, INC.

684 EAST VINE STREET STE 3

SALT LAKE CITY, UTAH   84107

(801) 268-2632

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Asian Trends Media Holdings, Inc.

We have audited the accompanying balance sheets of Asian Trends Media Holdings, Inc. as of December 31, 2007 and 2006, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years ended December 31, 2007 and 2006. Asian Trends Media Holdings, Inc. management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Asian Trends Media Holdings, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

s/Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

Salt Lake City, Utah   84107

March 27, 2008

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ASIAN TRENDS MEDIA HOLDINGS, INC.

BALANCE SHEET

As of December 31, 2007 and 2006

	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalent	$44,909	$24,750
Accounts receivable, net	5,821	14,700
Deposit, prepayment and other receivables	423,372	28,283
Total current assets	474,102	67,733

PLANT & EQUIPMENT
At cost:
Plasma television under capital leases	305,491	303,927
Furniture, fixtures and equipment	-	39,603
Leasehold improvement	-	34,613
Motor vehicle under capital lease	42,308	42,308
Less: Accumulated depreciation
Plasma television under capital leases	(148,101)	(79,461)
Furniture, fixtures and equipment	-	(10,768)
Leasehold improvement	-	(1,154)
Motor vehicle under capital lease	(16,218)	(7,756)
Total plant & equipment	183,480	321,312

TOTAL ASSETS	$657,582	$389,045

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Bank loan	$-	$75,798
Accrued expenses and other payables	193,701	1,215,918
Current portion of capitalized lease obligations	168,759	179,304
Total current liabilities	362,460	1,471,020

LONG TERM LIABILITIES
Capitalized lease obligations less current portion	225,272	391,478
Total long term liabilities	225,272	391,478

TOTAL LIABILITIES	587,732	1,862,498

STOCKHOLDERS’ EQUITY
Common stock, par value $0.001, 500,000,000 shares authorized; 4,000,000 shares issued and outstanding as of December 31, 2007 and 2006	4,000	4,000
Additional paid in capital	1,835,182	(2,718)
Accumulated deficit	(1,769,332)	(1,474,735)
TOTAL STOCKHOLDERS’ EQUITY	69,850	(1,473,453)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$657,582	$389,045

See accompanying notes and accountant’s report.

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ASIAN TRENDS MEDIA HOLDINGS, INC.

STATEMENT OF OPERATIONS

For the Years Ended December 31, 2007 and 2006

	December 31, 2007	December 31, 2006

Revenue	$154,974	$111,902

Cost of sales
Cost of goods sold	-	8,068
Depreciation	68,640	73,384
License fee	2,423	77,128
Exclusive right	5,128	15,128
Content management service fee	23,077	51,154
Plasma display rental	2,564	12,821
Broadband charges	13,568	25,415
	115,400	263,098

Gross profit (loss)	39,574	(151,196)

Selling and marketing expenses
Advertising fee	-	1,652
Commission paid	8,654	23,077
	8,654	24,729

General and administrative expenses
Administrative service fee	128,205	-
Audit fee	1,923	1,923
Bad debt expenses	-	31,835
Bank charges	398	3,400
Business registration fee	333	333
Cleaning expenses	615	1,210
Depreciation	12,172	21,279
Electricity and water	831	2,841
Entertainment	-	1,957
Impairment loss on receivables	8,197	-
Insurance	5,741	4,500
Internet charges	-	627
Loss on disposal of fixed assets	-	83,142
Management fee	-	10,769
Mandatory Provident Fund contributions	4,243	16,501
Motor vehicles expenses	-	3,316
Newspapers and magazine	-	476
Office supplies	87	283
Postage and courier	-	38
Printing and stationery	1,622	886
Professional fee	73,174	2,342
Provision for bad and doubtful debts	-	11,538
Rent and rates	13,076	37,680
Repairs and maintenance	507	526
Salaries	43,891	171,110
Sundries	5,564	4,240
Telephone	4,740	8,122
Traveling	348	3,524
	305,667	424,398

Net loss from operations	(274,747)	(600,323)

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Other Income (Expense)
Other income	-	12,006
Interest expense	(19,850)	(36,487)
Total Other Income (Expense)	(19,850)	(24,481)

Net loss before provision for income taxes	(294,597)	(624,804)

Provision for income taxes	-	-

Net loss	$(294,597)	$(624,804)

Net loss per share, basic and dilute	$(0.07)	$(0.16)

Weighted average number of shares	4,000,000	4,000,000

See accompanying notes and accountant’s report.

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ASIAN TRENDS MEDIA HOLDINGS, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY AND COMPREHENSIVE INCOME

For the Years Ended December 31, 2007 and 2006

	Share capital	Additional paid in capital	Accumulated deficit	Other Comprehensive Income	Total equity

Balance at January 1, 2006	$4,000	$(2,718)	$(849,931)	$-	$(848,649)
	-
Net loss for the year		-	(624,804)	-	(624,804)

Balance at December 31, 2006	$4,000	$(2,718)	$(1,474,735)	$-	$(1,473,453)

Net loss for the year		-	(294,597)	-	(294,597)

Loans to shareholders contributed to capital	-	230,570	-	-	230,570

Waiver of loans	-	1,607,330		-	1,607,330

Balance at December 31, 2007	$4,000	$1,835,182	$(1,769,332)	$-	$69,850

See accompanying notes and accountant’s report.

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ASIAN TRENDS MEDIA HOLDINGS, INC.

STATEMENTS OF CASH FLOWS

For the Year Ended December 31, 2007 and 2006

	2007	2006

Cash flow from operating activities
Net loss	$(294,597)	$(624,804)
Adjustments for:
Depreciation	80,812	94,663
Bad debt expenses	-	11,538
Impairment loss on other receivables	8,197	31,835
Loss on disposal of plant and equipment	-	83,142

Operating profit before changes in working capital	(205,588)	(403,626)

Decrease/(increase) in trade receivables	8,879	(26,238)
(Increase)/decrease in deposits, prepayments and other receivables	(172,716)	17,603
Increase in other payables and accruals	585,113	685,518

Net cash inflow from operating activities	215,688	273,257

Investing activities
Purchase of plant and equipment	(1,564)	(108,062)
Proceeds from disposal of plant and equipment	58,584	23,205

Net cash inflow (outflow) from investing activities	57,020	(84,857)

Financing activities
Repayment of bank loans	(75,798)	(80,311)
Inception of a new finance lease	-	42,308
Payment of capitalized lease obligations	(176,751)	(158,334)

Net cash outflow from financing activities	(252,549)	(196,337)

Net increase (decrease) in cash and cash equivalents	20,159	(7,937)

Cash and cash equivalents at beginning of year	24,750	32,687

Cash and cash equivalents at end of year	$44,909	$24,750

Analysis of cash and cash equivalents
Cash and cash equivalents	$44,909	$24,750

Cash paid for interest	$(19,850)	$(36,487)

Cash paid for income taxes	$-	$-

See accompanying notes and accountant’s report.

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ASIAN TRENDS MEDIA HOLDINGS, INC.

Notes to Financial Statements

December 31, 2007 and 2006

NOTE 1 - ORGANIZATION AND PRINCIPAL ACTIVITIES

Asian Trends Media Holdings, Inc., (The “Company”) was originally incorporated under the laws of Hong Kong on  October 15, 2004 as Today’s Media Limited with Zhi Jian Zeng (“Zeng”) being the sole shareholder.  On November 28, 2007 the company formed a British Virgin Islands corporation under the name of Better Global, Inc. with Zeng being the sole shareholder for the purpose of re-domiciling the company to the United States.  On December 26, 2007 Better Global Inc. subscribe 37,499 shares to Zeng at $0.5 per share and another 12,500 shares to 25 subscribers at $2.5 per share.  To complete the re-domiciling of the corporation to the United States a Florida corporation, Asian Trends Media Holdings, Inc. was formed on December 20, 2007.  Asian Trends Media Holdings, Inc. became the legal entity of the Company upon the completion of re – domicile on December 31, 2007 while the original business of Today’s Media Limited survives.

The principal activity of the Company is the provision of out-of-home advertising network consists of digital out-of-home advertising network and receives revenue from the sale of the air time to the Company’s clients to advertise on the Company’s out-of-home advertising through liquid crystal display (LCD) flat-panel televisions displays.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Economic and Political Risk

The Company’s major operations are conducted in Hong Kong.  Accordingly, the political, economic, and legal environments in Hong Kong, as well as the general state of Hong Kong’s economy may influence the Company’s business, financial condition, and results of operations.

The Company’s major operations in Hong Kong are subject to considerations and significant risks typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic, and legal environment. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, and rates and methods of taxation, among other things.

(b) Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

(c) Accounts Receivable

Trade receivables are recognized and carried at the original invoice amount less allowance for any uncollectible amounts. An estimate for doubtful accounts is made when collection of the full amount is no longer probable. Bad debts are written off as incurred. The bad debts incurred during the year ended December 31, 2006 were $31,835.  No bad debts were incurred during the year ended December 31, 2007.

(d) Plant and Equipment

Plant and equipment are carried at cost less accumulated depreciation. The cost of maintenance and repairs is charged to the statement of operations as incurred, whereas significant renewals and betterments are capitalized. The cost and the related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of operations.

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ASIAN TRENDS MEDIA HOLDINGS, INC.

Notes to Financial Statements

December 31, 2007 and 2006

(Continued)

(e) Depreciation and Amortization

The Company provides for depreciation of plant and equipment principally by use of the straight-line method for financial reporting purposes. Plant and equipment are depreciated over the following estimated useful lives:

Leasehold improvements

Over the shorter of the lease terms and 5 years

Furniture and fixtures

5 years

Plasma television under capital leases

5 years

Motor vehicle under capital lease

5 years

The depreciation expenses for the years ended December 31, 2007 and 2006 amounted to $80,812 and $94,663, respectively.

(f) Accounting for the Impairment of Long-Lived Assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.  There were no impairments of long-lived assets for the years ended December 31, 2007 and 2006.

(g) Income Tax

The Company has adopted the provisions of statements of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which incorporates the use of the asset and liability approach of accounting for income taxes. The Company allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

In accordance with the relevant tax laws and regulations of Hong Kong, the corporation income tax rate applicable is 17.5% for years ended December 31, 2007 and 2006.  No income tax expense for years ended December 31, 2007 and 2006 was incurred.

(h) Fair Value of Financial Instruments

The carrying amounts of the Company's cash, accounts receivable and accrued expenses approximate fair value because of the short maturity of these items. Term debt secured by various properties have interest rates attached to them commensurate with the finance market at the time and management believes approximate fair values in the short as well as the long term. It is currently not practicable to estimate the fair value of the other debt obligations because these note agreements contain unique terms, conditions, covenants and restrictions which were negotiated at arm's length with the Company's lenders, and there is no readily determinable similar instrument on which to base an estimate of fair value. Accordingly, no computation or adjustment to fair value has been determined.

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ASIAN TRENDS MEDIA HOLDINGS, INC.

Notes to Financial Statements

December 31, 2007 and 2006

 (Continued)

(i) Revenue Recognition

Revenue represents the invoiced value of services render and receivable during the year. Revenue is recognized when all of the following criteria are met:

a)

Persuasive evidence of an arrangement exists,

b)

Delivery has occurred or services have been rendered,

c)

The seller's price to the buyer is fixed or determinable, and

d)

Collectibility is reasonably assured.

(j) Earnings Per Share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the year. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  As of December 31, 2007 and 2006, there were no common share equivalents outstanding.

(k) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

(l) Retirement Benefits

Hong Kong mandates companies to operate a mandatory provident fund scheme, which is available to all employees in Hong Kong. Both the Company and the employees are required to contribute 5% (subject to an aggregate amount of $256) per month of the employees’ relevant income.  Contributions from the Company are 100% vested in the employees as soon as they are paid to the scheme.  Contributions to the scheme are expensed in the statement of operations as they become payable in accordance with the rules of the scheme.  The assets of the scheme are held separately from those of the Company and managed by independent professional fund managers.  The Company provides no other retirement benefits to its employees.

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ASIAN TRENDS MEDIA HOLDINGS, INC.

Notes to Financial Statements

December 31, 2007 and 2006

 (Continued)

(m) Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (US$). The functional currency of the Company is the Hong Kong dollar (HK$). Capital accounts of the financial statements are translated into United States dollars from HK$ at their historical exchange rates when the capital transactions occurred. Assets and liabilities are translated at the exchange rates as of balance sheet date. Income and expenditures are translated at the average exchange rate of the year.  The translation rates are as follows:

	December 31, 2007	December 31, 2006

Year end HK$ : US$ exchange rate	0.1282	0.1282
Average yearly HK$ : US$ exchange rate	0.1282	0.1282

(n) Recent Accounting Pronouncements

Below is a listing of the most recent accounting standards SFAS 150-159 and their effect on the Company.

Statement No. 150

Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (Issued 5/03)

This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity.

Statement No. 151

Inventory Costs-an amendment of ARB No. 43, Chapter 4 (Issued 11/04)

This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage).  Paragraph 5 of ARB 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense, excessive spoilage, double freight and re-handling costs may be so abnormal ass to require treatment as current period charges….” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.”  In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

Statement No. 152

Accounting for Real Estate Time-Sharing Transactions (an amendment of FASB Statements No. 66 and 67)

This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions.

This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, states that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions.  The accounting for those operations and costs is subject to the guidance in SOP 04-2.

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ASIAN TRENDS MEDIA HOLDINGS, INC.

Notes to Financial Statements

December 31, 2007 and 2006

 (Continued)

Statement No. 153

Exchanges of Non-monetary Assets (an amendment of APB Opinion No. 29)

The guidance in APB Opinion No. 29, Accounting for Non-monetary Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that Opinion, however, includes certain exceptions to the principle.  This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance.  A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.

Statement No. 154

Accounting Changes and Error Corrections (a replacement of APB Opinion No. 20 and FASB Statement No. 3)

This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

The Company does not expect that the adoption of other recent accounting pronouncements to have any material impact on its financial statements.

Statement No. 155

This statement is intended to simplify and make more consistent the accounting for certain financial instruments.

This standard is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

Statement No. 156

This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140.

The adoption of this statement is not expected to have a significant effect on the Company’s future reported financial position or results of operations.

Statement No. 157

In September 2006, the FASB issued SFAS 157, “Fair Value Measurements”.  The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosure about fair value measurements.

The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

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ASIAN TRENDS MEDIA HOLDINGS, INC.

Notes to Financial Statements

December 31, 2007 and 2006

 (Continued)

Statement No. 158

This statement requires employers to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity.

The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

Statement No. 159

This statement permits entities to choose to measure many financial assets and financial liabilities at fair value.

The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

Statement No. 160

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements”, an amendment of ARB No. 51 which applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. The statement is effective for annual periods beginning after December 15, 2008. The management is currently evaluating the effect of this pronouncement on financial statements.

Statement No. 161

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement No. 133,” (SFAS “161”) as amended and interpreted, which requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format provides a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early adoption is permitted. The management is currently evaluating the effect of this pronouncement on financial statements.

In September of 2006 the SEC issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.”  SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements.

The Company does not expect that the adoption of SAB No. 108 will have a material effect on the Company’s future reported financial position or results of operations.

In considering all recent accounting pronouncements issued recently by the FASB, EITF, AICPA or SEC, the Company does not expect that the adoption of any of these accounting pronouncements will have a material effect on the Company’s future reported financial position or results of operations.

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ASIAN TRENDS MEDIA HOLDINGS, INC.

Notes to Financial Statements

December 31, 2007 and 2006

 (Continued)

NOTE 3 – ACCOUNTS RECEIVABLE AND CONCENTRATION OF CREDIT RISK

	As of December 31,
	2007	2006

Accounts receivable	$17,359	$26,238
Less: Allowance for doubtful accounts	(11,538)	(11,538)

Accounts receivable, net	$5,821	$14,700

Concentration of credit risk with respect to accounts receivable is limited to certain customers to whom the Company makes substantial sales. At December 31, 2007 and 2006, a customer accounted for 100% and 88% of the Company's accounts receivable, respectively.  The Company regularly monitors the creditworthiness of its customers and believes that it has adequately provided for exposure to potential credit losses.

NOTE 4 – DEPOSIT, PREPAYMENT AND OTHER RECEIVABLES

Deposits consists of payments and deposits made by the Company to third parties in the normal course of business operations with no interest being charged and no fixed repayment terms. These payments are made for the places and services that are used by the Company for its current operations.

The Company evaluates the amounts recorded as deposits, prepaid expenses and other receivables on a periodic basis and records a charge to the current operations of the Company when the related expense has been incurred or when the amounts reported as other receivables is no longer deemed to be collectible by the Company

Deposits, prepayment and other receivables as of December 31, 2007 and 2006 were summarized as follows:

	As of December 31,
	2007	2006
License fee deposits	$14,590	$18,996
Rental deposit	-	5,783
Prepayment	2,221	3,504
Other receivables	406,561	-
Total	$423,372	$28,283

Other receivables of $406,561 as of December 31, 2007 represented a non interest bearing loan due from a third party individual to the Company.  It shall be settled in full within 12 months from the date of the report.

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ASIAN TRENDS MEDIA HOLDINGS, INC.

Notes to Financial Statements

December 31, 2007 and 2006

 (Continued)

NOTE 5 – PLANT AND EQUIPMENT

Plant and equipment of the Company consists primarily of plasma television leased by the Company. Plant and equipment as of December 31, 2007 and 2006 are summarized as follows:

	As of December 31,
	2007	2006

At cost:
Plasma television under capital leases	$305,491	$303,927
Furniture, fixtures and equipment	-	39,603
Leasehold improvement	-	34,613
Motor vehicle under capital lease	42,308	42,308
	$347,799	$420,451

Less: Accumulated depreciation
Plasma television under capital leases	$148,101	$79,461
Furniture, fixtures and equipment	-	10,768
Leasehold improvement	-	1,154
Motor vehicle under capital lease	16,218	7,756
	$164,319	$99,139

Plant and equipment , net	$183,480	$321,312

The net book value of the Company’s fixed assets held under capital leases included in the total amount of plant and equipment as of December 31, 2007 and 2006 amounted to $175,387 and $238,556, respectively.  Depreciation expenses for the years ended December 31, 2007 and 2006 were $80,812 and $94,663, respectively.

NOTE 6 – INCOME TAX AND DEFERRED TAX LIABILITIES

Corporation Income Tax ("CIT")

In accordance with the relevant tax laws and regulations of Hong Kong, the statutory corporate income tax rates are 17.5% for the year ended December 31, 2007 and 2006.  No provision for the statutory corporate income tax is made as the Company did not generate any assessable income for the years ended December 31, 2007 and 2006.

The Company's actual tax expense differs from the "expected" tax expense for the years ended December 31, 2007 and 2006 (computed by applying the CIT rate of 17.5% to net loss of the Company).

	For the years ended December 31,
	2007	2006

Loss before tax	$(294,597)	$(624,804)

Tax at the HK tax rate: 17.5%	$(51,554)	$(109,340)
Tax effect of losses not recognized	51,554	109,340
TOTAL	$-	$-

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ASIAN TRENDS MEDIA HOLDINGS, INC.

Notes to Financial Statements

December 31, 2007 and 2006

 (Continued)

NOTE 6 – INCOME TAX AND DEFERRED TAX LIABILITIES (continued)

The provisions for income taxes for the years ended December 31, 2007 and 2006 are summarized as follows:

For the years ended December 31,
	2007	2006

Current	$-	$-
Deferred	-	-

TOTAL	$-	$-

There are no other timing differences between reported book or financial income and income computed for income tax purposes.  Therefore, the Company has made no adjustment for deferred tax assets or liabilities.

NOTE 7 –BANK LOANS

Bank loans as of December 31, 2007 and 2006 included bank installment loans.

Bank loans of the Company as of December 31, 2007 and 2006 were summarized as follows:

	Interest rate		Bank loans balance
	As of December 31,		As of December 31,
Name of banks	2007	2006	2007	2006

DBS Bank (Hong Kong) Ltd.	8.75%	8.75%	$-	$67,037
Fubon Credit (Hong Kong) Ltd.	8.75%	8.75%	-	8,761
			$-	$75,798

Less:			-
Current portion				75,798

Long term portion			$-	$-

The above bank loans were fully repaid in May 2007 and December 2007 respectively.

All bank loans were unsecured and guaranteed by Mr. Stetson Chung and the Government of Hong Kong Special Administrative Region under the Small and Medium Enterprises Loan Guarantee Scheme.

Interest expenses for the bank loan were $3,519 and $11,507 for the years ended December 31, 2007 and 2006, respectively.

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ASIAN TRENDS MEDA HOLDINGS, INC.

Notes to Financial Statements

December 31, 2007 and 2006

 (Continued)

NOTE 8 – CAPITALIZED LEASE OBLIGATIONS

As of December 31, 2007 and 2006, the Company had outstanding commitments with respect to the remaining unpaid portion of its finance leases on plasma television in the amount of $394,031 and $570,782, respectively.  The Company has capitalized this financing lease, which was entered into for the purchase of plasma television.

The following is a schedule by years of future minimum lease payments under capital leases together with the present value of the net minimum lease payments as of December 31, 2007 and 2006, respectively.

	As of December 31,
	2007	2006
For the year ended December 31,
2007	$-	223,102
2008	188,800	180,224
2009	151,608	151,608
2010	98,632	98,632
2011	-	-
2012	-	-
	$439,040	653,566
Less:
Amount representing interest	(45,009)	(82,784)

Present value of net payments minimum lease	$394,031	$570,782

Finance leases of the Company as of December 31, 2007 and 2006 were summarized as follows:

	Effective interest rate
	As of December 31,		As of December 31,
Name of banks	2007	2006	2007	2006

Hong Kong Bank	11.830%	11.830%	$26,686	$34,516
DBS Bank (Hong Kong) Ltd.	7.000% to 9.000%	8.875% to 9.150%	342,145	445,398
Fubon Bank (Hong Kong) Ltd.	7.670%	7.670%	25,200	90,868
			$394,031	$570,782
Less:
Repayable after one year but within two years			140,429	143,945
Repayable after two years but within five years			84,843	247,533

Current portion			$168,759	$179,304

Interest expenses for the finance leases were $16,331 and $24,980 for the years ended December 31, 2007 and 2006, respectively.

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ASIAN TRENDS MEDIA HOLDINGS, INC.

Notes to Financial Statements

December 31, 2007 and 2006

 (Continued)

NOTE 9 – SHAREHOLDERS EQUITY

COMMON STOCK

On December 26, 2007, there was a share exchange between the sole shareholders of the Hong Kong Corporation Today’s Media Limited and the British Virgin Islands Corporation Better Global, Inc. An additional 37,499 shares of Better Global, Inc. were issued to Zeng, the sole shareholder of Today’s Media Limited and Better Global, Inc. at $0.5 per shares.  Another 12,500 shares were of Better Global, Inc. issued twenty – five (25) purchasers of the stock at the purchase price of $2.50 per share.  This additional sale of stock brought the issued and outstanding shares of Better Global, Inc. to 50,000.

To domicile the corporation to the United States a Florida corporation was formed on December 20, 2007.  Asian Trends Media Holdings, Inc. is authorized 500,000,000 common shares at a par value of $.001.  A share exchange by and between the Florida corporation and the British Islands corporation at the ratio of 80:1 on December 31, 2007 increased the total shares issued and outstanding to 4,000,000.

As of December 31, 2007 and 2006, the Company has a total of 500,000,000 shares of common shares authorized at a par value of $.001and 4,000,000 shares of common stock issued and outstanding.

ADDITIONAL PAID IN CAPITAL

As of December 31, 2007, the sole shareholder of the Company contributed additional capital to support the operations of the Company through:

1.

Assumption of $230,570 capitalized leases obligations from purchase of plasma television by the sole shareholder from banks.  Such assumption of capitalized leases obligations, which resulted in reduction of liabilities of the Company, was a contribution from shareholder without issuance of common shares of the Company and was recorded as additional paid in capital

2.

Forgiveness of $1,607,330 loan to the Company, which was applied to support the operations of the Company, by the shareholder.  Such waiver of loan, which resulted in reduction of liabilities of the Company, was a contribution from shareholder without issuance of common shares of the Company and was recorded as additional paid in capital

NOTE 10 – GOING CONCERN

The accompanying financial statements are presented on a going concern basis.  The Company has incurred significant operating losses of $ 284,597 for the year ended December 31, 2007 and $ 624,804 for the year ended December 31, 2006.  This condition raises substantial doubt about the Company’s ability to continue as a going concern.  Management plans to raise funds through debt and/or equity offerings to fund its operations over the next twelve months.

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Directors and Officers

Title XXXVI, Chapter 607 of the Florida Statutes permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation do include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Article XV, Paragraph 3 of our By-Laws permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether or not Florida law would permit indemnification. We have not obtained any such insurance at this time.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by Asian Trends Media Holdings, Inc. in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee and the Accounting Fees and Expenses:

Registration Fee	$30.70
Federal taxes, state taxes and fees	$0.00
Printing and Engraving Expenses	$2,000.00
Accounting Fees and Expenses	$40,000.00
Legal Fees and Expenses	$70,000.00
Transfer Agent's Fees and Expenses	$10,000.00
Miscellaneous	$2,000.00
Total	$124,030.70

We will bear all the costs and expenses associated with the preparation and filing of this registration statement including the registration fees of the selling security holders.

Recent Sales of Unregistered Securities

Set forth below is information regarding the issuance and sales of Better Global, Inc.’s (Asian Trends Media Holdings, Inc.) common stock without registration during the last three years. No sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. The following securities of Better Global, Inc.’s (Asian Trends Media Holdings, Inc.) were issued by Better Global within the past three (3) years and were not registered under the Securities Act of 1933.  Better Global, Inc. was established to allow the company to be registered as a British Virgin Islands corporation.  The corporation then incorporated Asian Trends Media Holdings, Inc. in the State of Florida to re-domicile as a United States corporation so it could file a registration statement and then an application to be traded on the OTCBB.

Between August 17, 2007 and August 27, the British Virgin Islands Company, Better Global, Inc. sold 12,500 shares of common stock at $2.50 USD per share. The sales to the individuals listed below were for shares issued from the authorized capital stock for paid-in-capital. These shares were exempt from registration pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933, as amended as the shares were not a part of a public offering and Regulation S of the Securities Act of 1933, as amended.  Each stock subscription agreement executed by the purchaser was formally accepted by the company and shares were issued effective upon the

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acceptance by the company. The following table gives effect to the 80:1 stock exchange that occurred on December 28, 2007 when the company re-domiciled to the State of Florida.

Name of Stockholder	Shares Received	Consideration	Date of Payment
Island Capital Management, LLC	40,000	Wire Transfer	August 17, 2007
Chase Chandler	40,000	Wire Transfer	August 17, 2007
Sai Wing Wong	40,000	Bank Draft	August 17, 2007
Mariko Uchida	50,000	Bank Draft	August 17, 2007
Ting Hei Yau	40,000	Bank Draft	August 17, 2007
Kazumi Uchida	40,000	Bank Draft	August 17, 2007
Chi Him Roger Yip	40,000	Bank Draft	August 20, 2007
Ching Ting Law	50,000	Bank Draft	August 18, 2007
Chee Kwong Lee	40,000	Bank Draft	August 18, 2007
Chung Wai Lam	10,000	Bank Draft	August 18, 2007
Kam Lan Ho	40,000	Bank Draft	August 18, 2007
Lau Shing Ip	50,000	Bank Draft	August 18, 2007
Kin Man Edward Chan	50,000	Bank Draft	August 18, 2007
Suk Ching Winnie Ho	10,000	Bank Draft	August 20, 2007
Chan Tsz King	40,000	Bank Draft	August 18, 2007
Winnie Lo Wai Kau	40,000	Bank Draft	August 18, 2007
Hon Kau Wan	40,000	Bank Draft	August 18, 2007
Chun Wa Wong	40,000	Bank Draft	August 18, 2007
Kimberly Rees	40,000	Wire Transfer	August 17, 2007
David Rees	40,000	Wire Transfer	August 17, 2007
Callie T. Jones	40,000	Wire Transfer	August 17, 2007
Michael J. Daniels	40,000	Wire Transfer	August 17, 2007
Lynnette J. Harrison	40,000	Wire Transfer	August 17, 2007
Joseph Scutero	50,000	Wire Transfer	August 17, 2007
Chienn Consulting Company, LLC	50,000	Bank Draft	August 17, 2007
	1,000,000

Index of Exhibits

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-K. All Exhibits are attached hereto unless otherwise noted.

Exhibit No.	Description
3.1	Articles of Incorporation, Florida
3.2	By-Laws
5	Opinion Regarding Legality and Consent of Counsel: by Harrison Law, P.A.
14	Code of Ethics
23	Consent of Experts and Counsel: Independent Auditor's Consent by Madsen & Associates, C.P.A., Inc.

Undertakings

(1)

The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental

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change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant according to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)

That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

Each prospectus filed pursuant to Rule 424(b)(§230.424(b) of Title 17 of the Code of Federal Regulations Chapter II, Securities and Exchange Commission) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Hong Kong, Hong Kong on April 15, 2008.

(Registrant) ASIAN TRENDS MEDIA HOLDINGS, INC.
By: /s/ ZHI JIAN ZENG
Zhi Jian Zeng
President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Title	Date
/s/ ZHI JIAN ZENG	Principal Executive Officer, Chairman of the Board of Directors	April 15, 2008
Zhi Jian Zeng	Chief Executive Officer

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